                                                                    EXHIBIT 10.1

================================================================================

                                                          INVESTMENT NUMBER 9902

                                 Loan Agreement

                                     between

                           GW SERVICIOS, S.A. DE C.V.

                                       and

              COMPANIA DE FERROCARRILES CHIAPAS-MAYAB, S.A. DE C.V.

                                       and

                        INTERNATIONAL FINANCE CORPORATION

                           Dated December 5, 2000

================================================================================

                                TABLE OF CONTENTS

Article or
Section                            Item                                 Page No.
- -------                            ----                                 --------

ARTICLE I......................................................................1

Definitions and Interpretation.................................................1

    Section 1.01.  General Definitions.........................................1
    Section 1.02.  Financial Definitions......................................20
    Section 1.03.  Financial Calculations.....................................24
    Section 1.04.  Interpretation.............................................24
    Section 1.05.  Business Day Adjustment....................................25

ARTICLE II....................................................................25

The Project, Project Cost and Financial Plan..................................25

    Section 2.01.  The Project................................................25
    Section 2.02.  Project Cost and Financial Plan............................25

ARTICLE III...................................................................27

The Loan......................................................................27

    Section 3.01.  The Loan...................................................27
    Section 3.02.  Disbursement Procedure.....................................27
    Section 3.03.  Interest...................................................28
    Section 3.04.  Change in Interest Period..................................29
    Section 3.05.  Default Rate Interest......................................29
    Section 3.06.  Repayment..................................................30
    Section 3.07.  Prepayment.................................................31
    Section 3.08.  Fees.......................................................32
    Section 3.09.  Currency and Place of Payments.............................33
    Section 3.10.  Allocation of Partial Payments.............................34
    Section 3.11.  Increased Costs............................................34
    Section 3.12.  Unwinding Costs............................................34
    Section 3.13.  Suspension or Cancellation by IFC..........................35
    Section 3.14.  Taxes......................................................35
    Section 3.15.  Expenses...................................................36
    Section 3.16.  Illegality of Participation................................37
    Section 3.17.  Notes......................................................38

ARTICLE IV....................................................................38

Representations and Warranties................................................38
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                                      -ii-


    Section 4.01.  Representations and Warranties.............................38
    Section 4.02.  IFC Reliance...............................................42

ARTICLE V.....................................................................42

Conditions of Disbursement....................................................42

    Section 5.01.  Conditions of Disbursement.................................42
    Section 5.02.  Additional Conditions of Disbursement......................45
    Section 5.03   Borrower's Certification...................................47
    Section 5.04.  B Loan Conditions..........................................47
    Section 5.05   Conditions for IFC's Benefit...............................47

ARTICLE VI....................................................................47

Particular Covenants..........................................................47

    Section 6.01.  Affirmative Covenants......................................47
    Section 6.02.  Negative Covenants Relating to the Borrower................51
    Section 6.03.  Negative Covenants Relating to the Project Company.........54
    Section 6.04.  Reporting Requirements.....................................58
    Section 6.05.  Insurance..................................................61

ARTICLE VII...................................................................63

Events of Default.............................................................63

    Section 7.01.  Acceleration after Default.................................63
    Section 7.02.  Events of Default..........................................64
    Section 7.03.  Bankruptcy.................................................67

ARTICLE VIII..................................................................67

Miscellaneous.................................................................67

    Section 8.01.  Saving of Rights...........................................67
    Section 8.02.  Notices....................................................68
    Section 8.03.  English Language...........................................69
    Section 8.04.  Term of Agreement..........................................69
    Section 8.05.  Applicable Law and Jurisdiction............................70
    Section 8.06.  Disclosure of Information..................................72
    Section 8.07.  Successors and Assigns.....................................72
    Section 8.08.  Amendments, Waivers and Consents...........................72
    Section 8.09.  Counterparts...............................................72

ARTICLE IX....................................................................72

The Merger....................................................................72

    Section 9.01.  Conditions Precedent of the Merger.........................72
    Section 9.02.  Acknowledgment of the Project Company......................73

ANNEX A.......................................................................75
BORROWER/PROJECT AUTHORIZATIONS...............................................75

ANNEX B.......................................................................76
INSURANCE REQUIREMENTS........................................................76

ANNEX C.......................................................................77
BRIDGE REPAIR PROGRAM.........................................................77

SCHEDULE 1....................................................................78
FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY...............................78

SCHEDULE 2....................................................................80
FORM OF REQUEST FOR IFC DISBURSEMENT..........................................80

SCHEDULE 3....................................................................83
FORM OF LOAN DISBURSEMENT RECEIPT.............................................83

SCHEDULE 4-A..................................................................84
FORM OF SERVICE OF PROCESS LETTER.............................................84

SCHEDULE 4-B..................................................................86
FORM OF SERVICE OF PROCESS LETTER.............................................86

SCHEDULE 4-C..................................................................88
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                                      -iv-


FORM OF SERVICE OF PROCESS LETTER.............................................88

SCHEDULE 5(A).................................................................90
MATTERS TO BE COVERED IN LOCAL COUNSEL'S LEGAL OPINION........................90

SCHEDULE 5(B-1)...............................................................91
MATTERS TO BE COVERED IN SPECIAL COUNSEL'S LEGAL OPINION......................91

SCHEDULE 5(B-2)...............................................................92
MATTERS TO BE COVERED IN SPONSOR'S COUNSEL'S LEGAL OPINION....................92

SCHEDULE 6....................................................................93
FORM OF LETTER TO BORROWER'S AUDITORS.........................................93

SCHEDULE 7....................................................................95
FORM OF BORROWER'S CERTIFICATION ON DISTRIBUTION OF DIVIDENDS.................95

SCHEDULE 8....................................................................97
FORM OF PROGRESS REPORT RE: PROJECT IMPLEMENTATION............................97

SCHEDULE 9....................................................................98
INFORMATION TO BE INCLUDED IN ANNUAL REVIEW OF OPERATIONS.....................98

SCHEDULE 10..................................................................100
FORM OF ANNUAL MONITORING REPORT.............................................100

SCHEDULE 11..................................................................104
FORM OF NOTES................................................................104

SCHEDULE 12..................................................................105
INTERMODAL CAPITAL INVESTMENT PROGRAM........................................105

                                 LOAN AGREEMENT

AGREEMENT, dated December 5, 2000 between:

      (1) GW SERVICIOS, S.A. DE C.V., a sociedad anonima de capital variable organized and existing under the laws of the United Mexican States (the "Borrower"; provided, however, that after the Merger (as defined below) the "Borrower" shall mean the surviving entity);

      (2) COMPANIA DE FERROCARRILES CHIAPAS-MAYAB, S.A. DE C.V., a sociedad anonima de capital variable organized and existing under the laws of the United Mexican States (the "Project Company"); and

      (3) INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including the United Mexican States ("IFC").

                                    ARTICLE I

                         Definitions and Interpretation

      Section 1.01. General Definitions. Wherever used in this Agreement, the following terms have the meanings opposite them:

"A Loan" the loan specified in Section 3.01(a) (The Loan) or, as the context requires, its principal amount from time to time outstanding;

"A Loan Disbursement"

any disbursement of the A Loan;

"A Loan Interest Rate"

for any Interest Period, the rate at which interest is payable on the A Loan during that Interest Period, determined in accordance with Section 3.03 (Interest) and, if applicable, Section 3.04 (Change in Interest Period);

"Accounting Principles"

United States Generally Accepted Accounting Principles (US-GAAP) promulgated by the Financial and Accounting Standards Board, together with its pronouncements thereon from time to time, and applied on a consistent basis;

"Affiliate"

any Person directly or indirectly controlling, controlled by or under common control with, the Borrower or the Project

Company (for purposes of this definition, "control" means the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise, provided that the direct or indirect ownership of ten per cent (10%) or more of the voting share capital of a Person is deemed to constitute control of that Person, and "controlling" and "controlled" have corresponding meanings);

"Asset Purchase Agreement"

the Asset Purchase Agreement dated as of June 18, 1999 between the Project Company and GoM;

"Auditors"

Arthur Andersen L.L.P, or such other firm that each of the Borrower and the Project Company appoints from time to time as its auditors pursuant to Section
6.01 (d) (Affirmative Covenants);

"Authority"

any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);

"Authorization"

any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors' and shareholders' approvals or consents;

"Authorized Representative"

any natural person who is duly authorized by the Borrower or the Project Company to act on its behalf for the purposes specified in, and whose name and a specimen of whose signature appear on, the Certificate of Incumbency and Authority most recently delivered by the Borrower and the Project Company to IFC;

"B Loan"

the loan specified in Section 3.01(b) (The Loan) or, as the context requires, its principal amount from time to time outstanding;

"B Loan Disbursement"

any disbursement of the B Loan;

"B Loan Interest Rate"

for any Interest Period, the rate at which interest is payable on the B Loan during that Interest Period, determined in accordance with Section 3.03 (Interest) and, if applicable, Section 3.04 (Change in Interest Period);

"Business Day"

a day when banks are open for business in New York, New York or, solely for the purpose of determining the applicable Interest Rate other than pursuant to
Section 3.03 (d)(ii)(Interest), London, England;

"CAP"

the Corrective Action Plan dated August 4, 2000, prepared by the Sponsor on behalf of the Project Company;

"Certificate of Incumbency and Authority"

a certificate provided to IFC by each of the Borrower and the Project Company in the form of Schedule 1;

"Charter"

with respect to any Person, the estatutos sociales and any other constitutive document of such Person;

"Chiapas Constitutional Proceeding"

the litigation (Amparo Indirecto No. 258/2000) proceeding filed on May 9, 2000 by the Project Company in the federal court of Tapachula relating to a decree by the government of the State of Chiapas, dated April 19, 2000 requiring the Project Company to relocate its offices and to move its railroad track out of the city of Tapachula;

"Concession Agreement"

the Concession Agreement dated August 26, 1999 between the Project Company and GoM;

"Concession Termination Compensation Assignment Notice"

a notice to be filed with the GoM by the Project Company, pursuant to which the Project Company shall assign to the Senior Lenders any concession termination compensation payments payable to the Project Company by the GoM;

"Credit Line Agreement"

the Credit Line Agreement dated the date hereof, between the Borrower and the Project Company;

"Derivative Transaction"

any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar arrangement with respect to interest rates, currencies or commodity prices;

"Disbursement"

any disbursement of the A Loan, the B Loan or the FMO Loan or all of the above, as the context requires;

"Dollars" and "$"

the lawful currency of the United States of America;

"Environmental Assessment Report"

the Baseline Environmental Assessment report dated January 12, 1999, relating to the Project Company, prepared by TRC Environmental Corporation;

"Environmental, Health and Safety Guidelines"

the IFC Environmental, Health and Safety Guidelines for Railway Systems, dated November 20, 1995, a copy of which has been delivered to, and receipt of which has been acknowledged by letter dated February 10, 2000 by, each of the Borrower and the Project Company and which is incorporated herein by reference;

"Environmental and Social Policies"

the IFC Policy on Environmental Assessment (OP 4.01), dated October 1998, the IFC Policy on Pest Management (OP 4.09), dated June 1990, the World Bank Policy on Involuntary Resettlement (OD 4.30), dated June 1990, the World Bank Policy Note on Management of Cultural Property (OPN 11.03), dated September 1986, and the IFC Policy Statement on Forced Labor and Harmful Child Labor, dated March 1998, copies of which have been delivered to, and receipt of which has been acknowledged by letter dated February 10, 2000 by, each of the Borrower and the Project Company and which are incorporated herein by reference;

"Equivalent Percentage of Shares"

the percentage of shares in the capital stock of the Project Company that is equal to the product of:

      (A) the IFC Shares divided by the total number of issued and outstanding shares in the capital of the Borrower; and

      (B) the IFC Shares divided by the total number of issued and outstanding shares in the capital of the Project Company;

"Escrow Account"

the Dollar denominated bank account to be opened by the Project Company pursuant to the Escrow Account Agreement;

"Escrow Account Agreement"

the Escrow Account Agreement dated the date of this Agreement among the Project Company, The Bank of New York and the Senior Lenders;

"Event of Default"

any one of the events specified in Section 7.02 (Events of Default);

"Financial Plan"

the proposed sources of financing for the Project set out in Section 2.02 (b) (Project Cost and Financial Plan);

"Financial Support Agreement"

the agreement entitled "Financial Support Agreement" dated the date of this Agreement among the Borrower, the Project Company, the Sponsor and the Senior Lenders;

"Financial Year"

the accounting year of each of the Borrower and the Project Company commencing each year on January 1 and ending on the following December 31, or such other period as the Borrower and the Project Company, with IFC's consent, from time to time designate as their accounting year;

"Fleet Bank"

Fleet National Bank, N.A., a banking institution organized and existing under the laws of the United States of America;

"Fleet Bank Loan"

all amounts outstanding under the Fleet Loan Agreement;

"Fleet Bank Security"

the first priority pledge created in favor of Fleet Bank over (i) the assets of the Project Company, (ii) all present and future assets of the Borrower, (iii) all of the issued and outstanding shares of capital stock of the Project Company currently owned by the Sponsor, Custodio Privado de Valores, S.A. de C.V. and the Borrower, and (iv) all of the issued and outstanding shares of capital stock of the Borrower currently owned by the Sponsor and Custodio Privado de Valores, S.A. de C.V., to secure all amounts owing under the Fleet Loan Agreement

"Fleet Indemnification Letter"
the Indemnity Agreement dated December 6, 2000 between Fleet Bank and the
Sponsor;

"Fleet Loan Agreement"

the Third Amended and Restated Revolving Credit and Term Loan Agreement dated August 17, 1999, between Fleet Bank and the Project Company as amended by (i) the First Amendment, Consent and Joinder dated June 16, 2000, among Fleet Bank, the Project Company and the Borrower, (ii) the Second Amendment, Consent and Release dated June 16, 2000, among Fleet Bank, the Project Company and the Borrower, (iii) the Third Amendment, dated November 11, 2000, between Fleet Bank and the Borrower and (iv) the Fourth Amendment, dated December 6, 2000, between Fleet Bank and the Borrower;

"FMO"

Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V., a limited liability company organized under the laws of The Netherlands ("FMO");

"FMO Disbursement"

a Disbursement of the FMO Loan;

"FMO Guarantee"

the Guarantee Agreement dated the date of this Agreement between the Project Company and FMO;

"FMO Loan"

the loan specified in Section 3.01 of the FMO Loan Agreement or, as the context requires, its principal amount from time to time outstanding;

"FMO Loan Agreement"

the Loan Agreement dated on the date hereof among the Borrower, the Project Company and FMO;

"GoM"

the Government of Mexico;

"GoM Letter"

a letter from the GoM to the Project Company, inter alia, (i) consenting to the creation of the Security, (ii) approving the new ownership structure of the Project, (iii) confirming the right of the Senior Lenders to appoint a new operator upon the occurrence of an Event of Default pursuant to Article 18 of the Railroad Law, and (iv) agreeing to notify the Senior Lenders in the event a notification, fine, warning or other action or communication from the GoM is taken with respect to, or delivered to the Project Company with respect to the actual or alleged noncompliance by the Project Company with the terms of the Concession Agreement;

"GoM Lien"

the lien granted by the Project Company to the GoM pursuant to the Asset Purchase Agreement;

"IFC Disbursement"

an A Loan Disbursement or a B Loan Disbursement or both, as the context requires;

"IFC Guarantee"

the Guarantee Agreement dated the date of this Agreement between the Project Company and IFC;

"IFC Loan"

collectively, the A Loan and the B Loan or, as the context requires, the principal amount of the A Loan and the B Loan outstanding from time to time;

"IFC Shares "

the aggregate of:

      (C) all shares in the share capital of the Borrower subscribed for and acquired by IFC pursuant to the Subscription Agreement;

      (D) all shares of the Borrower to be subscribed or acquired by IFC after the execution of this agreement pursuant to the exercise of preemptive rights, options or warrants accruing to IFC in relation of any IFC Shares;

      (E) all shares of the Borrower received by IFC after the execution of this agreement as a result of stock splits or stock dividends on any IFC Shares; and

      (F) all shares (of any company) received by IFC in exchange, replacement or substitution of the IFC Shares;

"IFC Subscription"

the subscription by IFC to shares of the Borrower provided for in the Subscription Agreement;

"Increased Costs"

the amount certified in an Increased Costs Certificate to be the net incremental costs of, or reduction in return to, IFC or any Participant in connection with the making or maintaining of the IFC Loan or its Participation that result from:

(i) any change in any applicable law or regulation or directive (whether or not having force of law) or in its interpretation or application by any Authority charged with its administration; or

(ii) compliance with any request from, or requirement of, any central bank or other monetary or other Authority;

      which, in either case, after the date of this Agreement:

      (A) imposes, modifies or makes applicable any reserve, special deposit or similar requirements against assets held by, or deposits with or for the account of, or loans made by, IFC or that Participant;

      (B) imposes a cost on IFC as a result of IFC having made the IFC Loan or on that Participant as a result of that Participant having acquired its Participation or reduces the rate of return on the overall capital of IFC or that Participant that it would have achieved, had IFC not made the IFC Loan or that Participant not acquired its Participation, as the case may be;

      (C) changes the basis of taxation on payments received by IFC in respect of the IFC Loan or by that Participant with respect to its Participation (otherwise than by a change in taxation of the overall net income of IFC or that Participant imposed by the jurisdiction of its incorporation or in which it books its Participation or in any political subdivision of any such jurisdiction); or

      (D) imposes on IFC or that Participant any other condition regarding the making or maintaining of the IFC Loan or its Participation,

      but excluding any incremental costs of making or maintaining a Participation that are a direct result of that Participant having its principal office in Mexico or having or maintaining a permanent office or establishment in Mexico, if and to the extent that permanent office or establishment acquires that Participation;

"Increased Costs Certificate"

a certificate provided from time to time by IFC (based on a certificate to IFC from any Participant, if the Increased Costs affect its Participation), certifying:

(i)   the circumstances giving rise to the Increased Costs;

(ii) that the costs of IFC or, as the case may be, that Participant, have increased or the rate of return of either of them has been reduced as a result of the Increased Costs;

(iii) that, IFC or, as the case may be, that Participant, has, in its opinion, exercised reasonable efforts to minimize or eliminate the relevant increase or reduction, as the case may be; and

(iv)  the amount of Increased Costs;

"Interest Determination Date"

except as otherwise provided in Section 3.03 (d) (ii) (Interest) the second Business Day before the beginning of each Interest Period;

"Interest Payment Date"

March 15 and September 15 in any year or, in the case of any Interest Period of less than six (6) months, any day which is the 15th day of the month in which the relevant Interest Period ends;

"Interest Period"

each period of six (6) months or, in the circumstances referred to in Section
3.04 (Change in Interest Period), each period of three (3) months or one (1) month determined pursuant to that Section, in each case beginning on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date, except in the case of the first period applicable to an IFC Disbursement when it means the period beginning on the date on which such IFC Disbursement is made and ending on the day immediately before the next following Interest Payment Date;

"Interest Rate"

(i) with respect to the A Loan, the A Loan Interest Rate, or (ii) with respect to the B Loan, the B Loan Interest Rate, as the context requires;

"Intermodal Capital Investment Program"

the Intermodal Capital Investment Program referred to in Section 5.01(q);

"ITISA"

Impulsora Tlaxcalteca de Industrias, S.A. de C.V., a sociedad anonima de capital variable organized and existing under the laws of Mexico;

"Letters of Credit"

collectively, the letters of credit issued to IFC for the account of the Sponsor to guarantee the Sponsor's obligations under Article II of, and otherwise meeting the requirements of, the Financial Support Agreement;

"Letter of Information"

the Letter of Information, dated March 8, 2000, provided to IFC by the Project Company with respect to the Project, as amended by the Letter of Information, dated November 14, 2000, provided to the Senior Lenders by the Borrower;

"LIBOR"

the British Bankers' Association ("BBA") interbank offered rates for deposits in Dollars which appear on the relevant page of the Telerate Service (currently page 3750) or, if not available, on the relevant pages of any other service (such as Reuters Service or Bloomberg Financial Markets Service) that displays such BBA rates; provided that if BBA for any reason ceases (whether permanently or temporarily) to publish interbank offered rates for deposits in Dollars, "LIBOR" shall mean the rate determined pursuant to Section 3.03 (d) (Interest);

"Lien"

any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker's lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

"Loans"

collectively, the A Loan, the B Loan and the FMO Loan or, as the context requires, the principal amount of the A Loan, the B Loan and the FMO Loan outstanding from time to time;

"Long-term Contract"

any contract between the Borrower and the Project Company or between the Borrower and/or the Project Company and any third party, in each case with a term that is longer than one year and generating proceeds to the Borrower and/or the Project Company of at least $1,000,000 annually;

"Material Adverse Effect"

a material adverse effect on:

(i)   the Borrower or the Project Company, its assets or properties;

(ii) the Borrower's or the Project Company's business prospects (as reflected in the Project Company's base case projections) or financial condition;

(iii) the implementation of the Project, the Financial Plan or the carrying on of the Borrower's or the Project Company's business or operations;

(iv) the ability of the Borrower or the Project Company to comply with its obligations under this Agreement or any other Transaction Document or Project Document; or

(v) the Sponsor, if any of the events specified in clauses (i) through (iv) above occurs with respect to the Sponsor;

"Mercantile Pledge Agreements"

collectively, the Mercantile Pledge Agreement, dated as of even date herewith by and among the Sponsor, the Project Company, the Borrower and the Senior Lenders; and the Mercantile Pledge Agreement, dated as of even date herewith, by and among the Borrower, the Sponsor and the Senior Lenders;

"Merger"

the proposed merger of the Borrower with and into the Project Company, with the Project Company as the surviving entity;

"Merger Deadline Date"

January 1, 2006;

"Merger Effective Date"

the date on which all of the following requirements have been fully satisfied:
(i) the Merger shall have been completed; (ii) the IFC Shares shall have been exchanged for the Equivalent Percentage of Shares in the capital of the Project Company issued and outstanding immediately after completion of the Merger, (iii) the Project Company shall have executed promissory notes substantially in the form of Schedule 11 in replacement of the Notes, (iv) the Charter and by-laws of the Project Company shall have been amended and IFC shall have determined, in their reasonable judgment that, such Charter and by-laws, as amended, is not inconsistent with the provisions of the Transaction Documents, (v) the Borrower, the Project Company and the Sponsor shall have executed, acknowledged and delivered or cause to be executed, acknowledged and delivered such further instruments as may reasonably be requested by IFC for perfecting or maintaining in full force and effect the Security or for re-registering the Security or otherwise to enable the Borrower, the Project Company or the Sponsor to comply with its obligations under the Transaction Documents, and (vi) IFC shall have received, at the expense of the Project Company, a legal opinion, in form and substance satisfactory to IFC, from IFC's counsel in Mexico regarding the Merger, and such other matters as IFC may reasonably request;

"Mexico"

the United Mexican States;

"Note" or "Notes"

the promissory notes referred to in Article III, or any of them;

"Official"

any officer of a political party or candidate for political office in Mexico or any officer or employee (i) of the GoM (including any legislative, judicial, executive or administrative department, agency or instrumentality thereof) or
(ii) of a public international organization;

"Participant"

any Person who acquires a Participation;

"Participation"

the interest of any Participant in the B Loan, or as the context requires, in a Disbursement of the B Loan;

"Participation Agreement"

any of the agreements entitled "Participation Agreement" between IFC and the Participants pursuant to which each Participant acquires a Participation;

"Person"

any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

"Potential Event of Default"

any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default;

"Prohibited Payments"

any offer, gift, payment, promise to pay or authorization of the payment of any money or anything of value, directly or indirectly, to or for the use or benefit of any Official (including to or for the use or benefit of any other Person if the Borrower, the Project Company or the Sponsor knows, or has reasonable grounds for believing, that the other Person would use such offer, gift, payment, promise or authorization of payment for the benefit of any such Official), for the purpose of influencing any act or decision or omission of any Official in order to obtain, retain or direct business to, or to secure any improper benefit or advantage for, the Borrower, the Project Company, the Sponsor, their respective Affiliates or any other Person; provided that any such offer, gift, payment, promise or authorization of payment shall not be considered a Prohibited Payment if, in IFC's reasonable opinion, it (i) is lawful under applicable written laws and regulations or (ii) is made for the purpose of expediting or securing the performance of a routine governmental action (as such term is construed under applicable law);

"Project"

the project described in Section 2.01 (The Project);

"Project Company"

Compania de Ferrocarriles Chiapas-Mayab, S.A. de C.V., a sociedad anonima de capital variable organized and existing under the laws of Mexico, and a wholly-owned subsidiary of the Borrower;

"Project Documents"

(i)   the Concession Agreement;

(ii)  the Asset Purchase Agreement;

(iii) the Technical Assistance Agreement;

(iv)  the Security Trust Indenture;

(v)   the Urgent Repairs Agreement;

(vi)  the Credit Line Agreement;

(vii) the Fleet Loan Agreement; and

(viii) the Fleet Indemnification Letter;

"Project Financial Completion Date"

the last day of the month in which all of the following requirements have been fully satisfied:

(i)   the Project Physical Completion Date has occurred;

(ii) the Auditors have delivered to each Senior Lender a certificate, certifying that:

      (A) for a period of four (4) consecutive financial quarters which includes the Project Physical Completion Date:

            (1) the Borrower's Debt Service Coverage Ratio at the end of such period shall be equal to or in excess of 1.4; provided, however, that for this purpose, if the relevant calculation date falls in a financial quarter in which no principal of the Loans is payable, then the calculation of item (ii) of the definition of Debt Service Coverage Ratio shall be done for the four consecutive financial quarters period beginning with the financial quarter in which for the first time principal of the Loans are due and payable;

            (2) the Borrower's Long-term Debt to Tangible Net Worth Ratio at the end of such period shall not be in excess of 2.0;

            (3) the Borrower's EBITDA for such period shall be in excess of $8,000,000; and

      (B) the Project Company has applied not less than $7,700,000 of its internal cash generation to the Project;

(iii) the Escrow Account has been fully funded in accordance with the Escrow Account Agreement;

(iv) no Event of Default or Potential Event of Default has occurred and is continuing; and

(v) IFC shall have notified the Borrower that the certification referred to in paragraph (ii) is acceptable to IFC; provided that if all requirements set forth in paragraphs (i) through (iv) are met, IFC will send such notice within thirty (30) days of having received the certification referred to in paragraph (ii);

"Project Physical Completion Date"

the last day of the month in which all of the following requirements have been fully satisfied:

(i) the Project Company has properly completed all the investments specified in Section 2.02(a);

(ii) the Project Company has achieved a locomotive availability of at least eighty per cent (80%);

(iii) the necessary bridge repairs specified in Annex C have been completed and verified by an independent engineer acceptable to the Senior Lenders;

(iv)  the Project Company has set up an effective vegetation control system;

(v) the Project Company has acquired all consummables and supplies comprised in the Project;

(vi) the Project Company has acquired unconditional ownership of all the equipment set forth in the Asset Purchase Agreement;

(vii) there are no outstanding claims by contractors in respect of the Project (other than claims being contested in good faith and with respect to which the Project Company has made adequate reserves);

(viii) all Authorizations required for the normal operation of the Project and the performance by each of the Borrower and the Project Company of its obligations under the Transaction Documents and the Project Documents have been obtained and remain in full force and effect;

(ix) no Event of Default or Potential Event of Default has occurred and is continuing;

(x) the Borrower has delivered to IFC a notice, together with the supporting data, signed by an Authorized Representative and verified by a party acceptable to IFC, certifying that the requirements set out in paragraphs
      (i) through (ix) above have been fulfilled; and

(xi) IFC shall have notified the Borrower that the Borrower's notice is acceptable to IFC; provided that if all requirements in paragraphs (i) through (x) are met, IFC will send such notice within thirty (30) days of having received the notice referred to in paragraph (x);

"Put Option Agreement"

the agreement entitled "Put Option Agreement" dated the date of this Agreement between the Sponsor, the Borrower and IFC;

"Railroad Law"

Mexico's Law Regulating Railroad Services (Ley Reglamentaria del Servicio Ferroviario) and the applicable rules and regulations thereunder, as amended from time to time;

"Relevant Spread"

three and one-half per cent (3.5%) per annum.

"SCT"

the Secretaria de Comunicaciones y Transportes of Mexico;

"SCT Letter"

a letter from SCT to the effect that the Project Company shall be entitled to indemnification pursuant to the applicable provisions of the Railroad Law, including Section 23 thereof, in the event of a unilateral modification of the Concession Agreement;

"Security"

the security created by or pursuant to the Security Documents to secure all amounts owing by the Borrower to IFC under the Transaction Documents;

"Security Documents"

the documents providing for the Security consisting of:

(i) a first ranking pledge over all the present and future movable assets of the Project Company and the Borrower;

(ii) a first ranking mortgage over all the present and future immovable assets of each of the Project Company and the Borrower, if any;

(iii) a first ranking pledge over all the present and future accounts receivable of each of the Project Company and the Borrower;

(iv) a first ranking pledge over all of the Project Company's title to, rights and interest in the Project Documents other than the Urgent Repairs Agreement and the Fleet Loan Agreement;

(v) a first ranking pledge over all of the Project Company's or the Borrower's title to, rights and interest in all Long-term Contracts;

(vi) a first ranking pledge over all of the Project Company's and the Borrower's title to, rights and interest in their respective present and future bank accounts;

(vii) an assignment of all of the Project Company's title to, rights and interest in the Escrow Account;

(viii) a first ranking pledge over the Sponsor's shares in the Borrower;

(ix) a first ranking pledge over the Sponsor's and the Borrower's shares in the Project Company; and

(x) nomination of IFC as a loss payee/beneficiary in respect of the insurance obtained in connection with the assets subject to the Security Documents and a first ranking pledge over such insurance policies and proceeds;

"Security Sharing Agreement"

the Security Sharing Agreement dated the date hereof between FMO and IFC;

"Security Trust Indenture"

the Security Trust Indenture dated August 17, 1999 between the Project Company and the GoM;

"Senior Lenders"

collectively, IFC and FMO;

"Sponsor"

Genesee & Wyoming, Inc., a corporation organized and existing under the laws of the State of Delaware, United States of America;

"Subscription Agreement"

the agreement entitled "Subscription Agreement" dated the date of this Agreement between the Borrower and IFC;

"Subsidiary"

with respect to any Person, any entity:

(i) over 50% of whose capital is owned, directly or indirectly, by that Person;

(ii) for which that Person may nominate or appoint a majority of the members of the board of directors or such other body performing similar functions; or

(iii) which is otherwise effectively controlled by that Person;

"Taxes"

any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Authority;

"Technical Assistance Agreement"

the Assistance Agreement dated June 16, 1999 between the Project Company and the Sponsor, as amended by the Amended and Restated Assistance Agreement dated December 6, 2000, between the Project Company and the Sponsor;

"Transaction Documents"

(i)   this Agreement;

(ii)  the FMO Loan Agreement;

(iii) the Financial Support Agreement;

(iv)  the Security Documents;

(v)   the Subscription Agreement;

(vi)  the Put Option Agreement;

(vii) the Escrow Account Agreement;

(viii) the Letters of Credit;

(ix)  the IFC Guarantee;

(x)   the FMO Guarantee;

(xi)  the GoM Letter;

(xii) the Concession Termination Compensation Assignment Notice; and

(xiii) the Notes.

"Urgent Repairs Agreement"

the Set Price and Fixed Term Construction Agreement dated February 18, 2000 between the Project Company and ITISA;

"World Bank"

the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries; and

"Year 2000 Compliant"

with respect to a Person, that such Person's software, hardware, firmware, automated process control devices, electronic data transmission and reception systems, or information systems will, prior to, during and after, the calendar year 2000, operate and handle, without error, date input and output information and, in particular, will respond to two-digit year input and process two-digit year date information in ways that resolve the ambiguity as to century in a disclosed, defined and predetermined manner.

      Section 1.02. Financial Definitions. (a) Wherever used in this Agreement, unless the context otherwise requires, the following terms have the meanings opposite them:

"Consolidated" or "Consolidated Basis"

(with respect to any financial statements to be provided, or any financial calculation (including financial ratios) to be made, under or for the purposes of this Agreement and any other Transaction Document) the method referred to in
Section 1.03 (d) (Financial Calculations); and the entity whose accounts are to be consolidated with the accounts of the Borrower is the Project Company;

"Current Assets"

the aggregate of the Person's cash, marketable securities, trade and other receivables realizable within one year, prepaid expenses which are to be charged to income within one year and inventories, but excluding (i) all amounts outstanding in the Escrow Account, (ii) funds temporarily on hand pending application to property and equipment included in the Project;

"Current Liabilities"

the aggregate of all liabilities of the Person falling due on demand or within one year (including the portion of Long-term Debt falling due within one year), but excluding liabilities for property, plant and equipment to the extent that the amount of funds therefrom are excluded from the calculation of Current Assets;

"Current Ratio"

the result obtained by dividing Current Assets by Current Liabilities;

"Debt"

the aggregate of all obligations (whether actual or contingent) of the Person to pay or repay money including, without limitation:

(i)   all Indebtedness for Borrowed Money;

(ii) the aggregate amount then outstanding of all liabilities of any party to the extent the Person guarantees them or otherwise directly or indirectly obligates itself to pay them;

(iii) all liabilities of the Person (actual or contingent) under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables; and

(iv) all liabilities of the Person (actual or contingent) under its Charter, any resolution of its shareholders, or any agreement or other document binding on the Person to redeem any of its shares;

"Debt Service Coverage Ratio"

the ratio obtained by dividing:

(i) the aggregate, for the four (4) financial quarter period most recently ended prior to the relevant date of calculation for which audited Consolidated financial statements of the Person are available, of (A) net income after deduction of taxes payable on that net income (whether or not actually paid), (B) Non-Cash Items and (C) the amount of all payments that were due during such four (4) financial quarter period (whether or not actually paid) on account of interest and other charges on Debt; less amounts actually paid during such period in respect of any capital expenditure, other than capital expenditures required for carrying out the Project as described in Section 2.02(a) or essential to the Project Company's business and operations;

      by

(ii)  the aggregate of (A) all scheduled payments that fall due during the four
      (4) financial quarter period beginning with the financial quarter in which the relevant date of calculation falls (whether or not actually paid) on account of principal of Long-term Debt, and interest and other charges on Debt and (B) without double counting with respect to any payment already counted in the preceding sub-paragraph (A), any payment made or required to be made to any debt service account during such four (4) quarter period under the terms of any agreement providing for the Debt (excluding, until the Project Financial Completion Date, payments to the Escrow Account);

"EBITDA"

      the earnings of the Person before interest, taxes, depreciation and amortization, extraordinary increases or losses, gain or loss on discontinued operations, and currency gains or losses;

"Indebtedness for Borrowed Money"

all obligations of the Person to repay money including, without limitation, with respect to:

(i)   borrowed money;

(ii) the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by the Person;

(iii) any credit to the Person from a supplier of goods or services under any installment purchase or other similar arrangement with respect to goods or services (except trade accounts that are payable in the ordinary course of business and included in Current Liabilities);

(iv) non-contingent obligations of the Person to reimburse any other Person with respect to amounts paid by that Person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the benefit of the Person with respect to trade accounts that are payable in the ordinary course of business and included in Current Liabilities);

(v) amounts raised under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under the Accounting Principles including, without limitation, under leases or similar arrangements entered into primarily as a means of financing the acquisition of the asset leased;

(vi) the amount of the Person's obligations pursuant to Derivative Transactions which consist of swap, collar and cap agreements entered into in connection with other Debt of the Person, provided that for the avoidance of double counting and for so long as any such swap, collar or cap agreement is in effect, that Debt will be included in Indebtedness for Borrowed Money pursuant to the terms of the relevant Derivative Transaction and not the terms of the agreement providing for that Debt when it was incurred; and

(vii) any premium payable on a mandatory redemption or replacement of any of the foregoing obligations;

"Long-term Debt"

that part of the Debt the final maturity of which, by its terms or the terms of any agreement relating to it, falls due more than one year after the date of its incurrence;

"Long-term Debt to Tangible Net Worth Ratio"

the result obtained by dividing Long-term Debt by Tangible Net Worth;

"Non-Cash Items"

for any period, the net aggregate amount (which may be a positive or negative number) of all non-cash expenses and non-cash credits which have been subtracted or, as the case may be, added in calculating net income during that period, including, without limitation, depreciation, amortization, deferred taxes, provisions for severance pay of staff and workers, and credits resulting from revaluation of the assets' book value;

"Short-term Debt"

all Debt other than Long-term Debt.

"Tangible Net Worth"

on any date means (i) the sum of the Person's total assets, minus (ii) the sum of:

(A)   the Person's total liabilities, plus

(B) (to the extent not already included in the Person's total liabilities) an amount equal to the sum of the maximum liability of the Person under any guarantee or other obligation for the financial or other obligation of any third party, the amount of any taxes and any other commitments which, in each case in accordance with the Accounting Principles, should be recorded in the notes of the financial statements as a liability, plus

(C) intangible assets of the Person (for purposes of this Agreement, the Concession Agreement (having a value of $7.5 million) shall be considered a tangible asset), plus

(D) (to the extent not already included in the Person's total liabilities) any obligations of the Person under any capital lease (including any lease which should be capitalized in accordance with the Accounting Principles and any other lease which is in substance a financial lease).

      Section 1.03. Financial Calculations. (a) All financial calculations to be made under, or for the purposes of, this Agreement and any other Transaction Document shall be determined in accordance with the Accounting Principles and, except as otherwise required to conform to any provisions of this Agreement, shall be calculated from the then most recently issued Consolidated quarterly financial statements which the Borrower is obligated to furnish to IFC under
Section 6.04 (a) (Reporting Requirements). Except otherwise indicated, all financial calculations with respect to the definitions in Section 1.02 shall be done on a Consolidated Basis.

      (b) Where quarterly financial statements are used for the purpose of making certain financial calculations and those statements are with respect to the last quarter of a Financial Year then, at IFC's option, those calculations may instead be made from the Consolidated audited financial statements for the relevant Financial Year.

      (c) For purposes of the Project Financial Completion Date, the payment of dividends, the payment of subordinated debt and the payment of technical assistance fees under the Technical Assistance Agreement, if any material adverse change in the financial condition of the Borrower has occurred after the end of the period covered by the financial statements used to make the relevant financial calculations, that material adverse change shall also be taken into account in calculating the relevant figures.

      (d) If a financial calculation is to be made under or for the purposes of this Agreement or any other Transaction Document on a Consolidated Basis, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant financial statements of each of the entities whose accounts are to be consolidated with the accounts of the Borrower plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those entities, including the Borrower.

      Section 1.04. Interpretation. In this Agreement, unless the context otherwise requires:

      (a) headings are for convenience only and do not affect the interpretation of this Agreement;

      (b) words importing the singular include the plural and vice versa;

      (c) a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

      (d) a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement; and

      (e) a reference to a party to any document includes that party's successors and permitted assigns.

      Section 1.05. Business Day Adjustment When the day on or by which a payment is due to be made is not a Business Day, that payment shall be made on or by the next succeeding Business Day. Interest, fees and charges (if any) shall continue to accrue for the period from the due date that is not a Business Day to that next succeeding Business Day.

                                   ARTICLE II

                  The Project, Project Cost and Financial Plan

      Section 2.01. The Project. The project to be financed consists of the rehabilitation, modernization, and operation of the Chiapas and Mayab lines by the Project Company pursuant to the Concession Agreement in the States of Oaxaca and Chiapas (for the Chiapas line) and Campeche, Yucantan, Veracruz and Tabasco (for the Mayab line), including repayment of all amounts outstanding under the Fleet Bank Loan, as further described in the Letter of Information.

      Section 2.02. Project Cost and Financial Plan.(1) (a) The total estimated cost of the Project is the equivalent of $49,150,000, as follows:

- --------
(1) For purposes of this Section, an exchange rate of 9.4 Mexican Pesos = $1 has been assumed.

                                                        $ million
                                                        equivalent            %
                                                        ----------            -

Concession investment                                          7.5          15.0
Rolling Stock                                                 12.3          25.0
Urgent repair works                                            9.7          20.0
Intermodal                                                     1.4           3.0
Track rehabilitation                                           4.9          10.0
Locomotive repair                                              1.7           3.5
Locomotive purchase                                            2.2           4.5
Other                                                          1.0           2.0
                                                             -----         -----
      Sub-total                                               40.7          83.0
                                                             -----         -----

Contingency                                                    1.0           2.0
Pre-opening expenses                                          1.35           3.0
Working capital                                                6.1          12.0
                                                             -----         -----
      Sub-total                                               8.45          17.0
                                                             -----         -----

TOTAL PROJECT COST                                           49.15         100.0

(b)   The proposed sources of financing for the Project are as follows:

                                                         $ million
                                                         equivalent           %
                                                         ----------           -
Equity

Sponsor                                                       13.10         26.7
IFC                                                            1.90          3.9
                                                              -----         ----
      Total Equity                                            15.00         30.5
                                                              -----         ----

Long-term Debt

IFC "A" Loan                                                  10.50         21.4
FMO Loan                                                       7.00         14.2
IFC "B" Loan                                                  10.00         20.4
                                                              -----         ----
      Total Long-term Debt                                    27.50         56.0
                                                              -----         ----

Cash generation                                                6.65         13.5

TOTAL FINANCING                                               49.15          100
                                                              =====          ===

                                   ARTICLE III

                                    The Loan

      Section 3.01. The Loan. Subject to the provisions of this Agreement, IFC agrees to lend, and the Borrower agrees to borrow, the IFC Loan consisting of:

      (a) the A Loan, being ten million five hundred thousand Dollars ($10,500,000); and

      (b) the B Loan, being ten million Dollars ($10,000,000).

      Section 3.02. Disbursement Procedure. (a) The Loans shall be disbursed in one Disbursement. The Borrower may request disbursement of the IFC Loan by delivering to IFC, at least ten (10) Business Days prior to the proposed date of the IFC Disbursement, an IFC Disbursement request substantially in the form of
Schedule 2 and a receipt substantially in the form of Schedule 3.

      (b) The IFC Disbursement shall be made by IFC at a bank in New York, New York for further credit to the Borrower's account at a bank in Mexico, or any other place acceptable to IFC, all as specified by the Borrower in the relevant Disbursement request.

      Section 3.03. Interest. Subject to the provisions of Section 3.05 (Default Rate Interest), the Borrower shall pay interest on the IFC Loan in accordance with this Section 3.03:

      (a) During each Interest Period, the IFC Loan (or, with respect to the first Interest Period for the IFC Disbursement, the amount of the Disbursement) shall bear interest at the applicable Interest Rate for that Interest Period.

      (b) Interest on each of the A Loan and the B Loan shall accrue from day to day, be prorated on the basis of a 360-day year for the actual number of days in the relevant Interest Period and be payable in arrears on the Interest Payment Date immediately following the end of that Interest Period; provided that if the IFC Disbursement is made less than fifteen (15) days before an Interest Payment Date, interest on the IFC Disbursement shall be payable commencing on the second Interest Payment Date following the date of the IFC Disbursement.

      (c) Subject to Section 3.04 (Change in Interest Period), the A Loan Interest Rate and the B Loan Interest Rate for any Interest Period shall be the rate which is the sum of:

            (i)   the Relevant Spread; and

            (ii) LIBOR on the Interest Determination Date for that Interest Period for six (6) months (or, in the case of the first Interest Period for any Disbursement, for one (1) month, two
                  (2) months, three (3) months or six (6) months, whichever period is closest to the duration of the relevant Interest Period (or, if two periods are equally close, the longer one)) rounded upward to the nearest three decimal places.

      (d) If, for any Interest Period, IFC cannot determine LIBOR by reference to the Telerate Service or any other service that displays BBA rates, IFC shall notify the Borrower and shall instead determine LIBOR:

            (i) on the second Business Day before the beginning of the relevant Interest Period by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m., London time, for deposits in Dollars and otherwise in accordance with
                  Section 3.03 (c) (ii), by any four (4) major banks active in Dollars in the London interbank market, selected by IFC; provided that if less than four quotations are received, IFC may rely on the quotations so received if not less than two
                  (2); or

            (ii) if less than two (2) quotations are received from the banks in London in accordance with subsection (i) above, on the first day of the relevant Interest Period, by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m., New York time, for loans in Dollars and otherwise in accordance with Section 3.03 (c) (ii), by a major bank or banks in New York, New York selected by IFC.

      (e) On each Interest Determination Date for any Interest Period, IFC shall determine the A Loan Interest Rate and the B Loan Interest Rate applicable to that Interest Period and promptly notify the Borrower of those rates.

      (f) The determination by IFC, from time to time, of the applicable Interest Rate shall be final and conclusive and bind the Borrower (unless the Borrower shows to IFC's satisfaction that the determination involves manifest error).

      Section 3.04. Change in Interest Period. Without prejudice to the provisions of Section 3.05 (Default Rate Interest), if at any time the Borrower fails to pay any amount of principal of, or interest on, the IFC Loan when due (whether at stated maturity or upon acceleration), and any part of that amount remains unpaid on the third Business Day immediately preceding any Interest Payment Date falling after that amount became due, then:

      (a) IFC may elect that the duration of the Interest Period commencing on that Interest Payment Date and, subject to Section 3.04 (c), any subsequent Interest Period shall be either three (3) months or one (1) month and shall notify the Borrower of that election in the notice referred to in Section 3.03
(e) (Interest);

      (b) the Interest Rates applicable to any Interest Period which is three
(3) months or one (1) month shall be determined in accordance with Section 3.03 (Interest) in all respects, except that any reference in Section 3.03 (c) (ii) to six (6) months shall be deemed to be a reference to three (3) months or, as the case may be, one (1) month; and

      (c) unless an Event of Default or Potential Event of Default has occurred and is continuing, IFC shall reinstate Interest Periods of six (6) months as of the first Interest Payment Date which is March 15 or September 15 falling at least three (3) Business Days after the payment default is remedied in full and shall inform the Borrower of that reinstatement in the notice referred to in
Section 3.03 (e) (Interest).

      Section 3.05. Default Rate Interest. (a) Without limiting the remedies available to IFC under this Agreement or otherwise (and to the maximum extent permitted by applicable law), if the Borrower fails to make any payment of principal or interest (including interest payable pursuant to this Section) or any other payment provided for in Section 3.08 (Fees) when due as specified in this Agreement (whether at stated maturity or upon acceleration), the Borrower shall pay interest on the amount of that payment due and unpaid at the default rate which shall be the sum of two per cent (2%) per annum and the A Loan Interest Rate (with respect to amounts relating to the A
Loan) or two per cent (2%) per annum and the B Loan Interest Rate (with respect to amounts relating to the B Loan) in effect from time to time;

      (b) Interest at the rate referred to in Section 3.05 (a) shall accrue from the date on which payment of the relevant overdue amount became due until the date of actual payment of that amount (as well after as before judgment), and shall be payable on demand or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.

      Section 3.06. Repayment. (a) The Borrower shall repay the A Loan on the following dates and in the following amounts:

            Date Payment Due              Principal Amount Due
            ----------------              --------------------

            March 15, 2003                      $750,000
            September 15, 2003                  $750,000
            March 15, 2004                      $750,000
            September 15, 2004                  $750,000
            March 15, 2005                      $750,000
            September 15, 2005                  $750,000
            March 15, 2006                      $750,000
            September 15, 2006                  $750,000
            March 15, 2007                      $750,000
            September 15, 2007                  $750,000
            March 15, 2008                      $750,000
            September 15, 2008                  $750,000
            March 15, 2009                      $750,000
            September 15, 2009                  $750,000
                                             -----------

                  TOTAL                      $10,500,000
                                             ===========

      (b) The Borrower shall repay the B Loan on the following dates and in the following amounts:

            Date Payment Due              Principal Amount Due
            ----------------              --------------------

            March 15, 2003                      $833,333
            September 15, 2003                  $833,333
            March 15, 2004                      $833,333
            September 15, 2004                  $833,333
            March 15, 2005                      $833,333
            September 15, 2005                  $833,333
            March 15, 2006                      $833,333
            September 15, 2006                  $833,333
            March 15, 2007                      $833,333
            September 15, 2007                  $833,333
            March 15, 2008                      $833,333
            September 15, 2008                  $833,337
                                             -----------

                  TOTAL                      $10,000,000
                                             ===========

      (c) The dates for repayment of principal of the IFC Loan are intended to coincide with the original Interest Payment Dates.

      Section 3.07. Prepayment. Subject to Section 3.14, Section 3.16 and
Section 6.05 (c):

      (a) the Borrower may prepay on any Interest Payment Date all or any part of the IFC Loan, on not less than thirty (30) days' prior notice to IFC, but only if:

            (i) the Borrower simultaneously pays all accrued interest and Increased Costs (if any) on the amount of the IFC Loan to be prepaid, together with the prepayment premium specified in
                  Section 3.07 (b) and all other amounts then due and payable under this Agreement, including the amount payable under
                  Section 3.12 (Unwinding Costs), if the prepayment is not made on an Interest Payment Date;

            (ii) the Borrower simultaneously prepays a pro rata portion of the FMO Loan;

            (iii) for a partial prepayment, that prepayment is an amount not less than one million Dollars ($1,000,000); and

            (iv) if requested by IFC, the Borrower delivers to IFC, prior to the date of prepayment, evidence satisfactory to IFC that all necessary Authorizations with respect to the prepayment of the IFC Loan and FMO Loan have been obtained.

      (b) On the date of any prepayment of the IFC Loan in accordance with
Section 3.07(a), the Borrower shall pay a prepayment premium consisting of an amount in Dollars equal to (i) two per cent (2%) of the amount to be prepaid, if such prepayment occurs on or prior to December 31, 2005 and (ii) one per cent (1%) of the amount to be prepaid, if such prepayment occurs after December 31, 2005. The determination by IFC of the prepayment premium shall be final and conclusive and bind the Borrower (unless the Borrower shows, to the satisfaction of IFC, that such determination involved manifest error).

      (c) Amounts of principal prepaid under this Section shall:

            (i) first be allocated by IFC pro rata between the A Loan and the B Loan in proportion to their respective principal amounts outstanding; and

            (ii) then be applied by IFC to the respective outstanding installments of principal of the A Loan and the B Loan in inverse order of maturity.

      (d) Upon delivery of a notice in accordance with Section 3.07 (a), the Borrower shall make the prepayment in accordance with the terms of that notice.

      (e) Any principal amount of the IFC Loan prepaid under this Agreement may not be re-borrowed.

      Section 3.08. Fees. (a) The Borrower shall pay to IFC a commitment fee at the rate of one-half of one per cent (1/2%) per annum on that part of the IFC Loan which from time to time has not been disbursed or cancelled. The commitment fee shall:

            (i)   begin to accrue,

                  (A) with respect to the A Loan, on the date of this Agreement; and

                  (B) with respect to the B Loan, for each Participation, on the date of the Participation Agreement evidencing that Participation;

            (ii) be pro rated on the basis of a 360-day year for the actual number of days elapsed; and

            (iii) be payable semi-annually, in arrears, on the Interest Payment
                  Dates in each year, the first such payment to be due on March 15, 2001.

      (b) The Borrower shall also pay to IFC:

            (i) a front-end fee on the A Loan of one hundred five thousand Dollars ($105,000), to be paid upon the earlier of (x) the date which is thirty (30) days after the date of this Agreement and (y) the date immediately preceding the date of the first A Loan Disbursement;

            (ii) a front-end fee on the B Loan of one hundred thousand Dollars ($100,000), to be paid, upon the earlier of (x) the date which is thirty (30) days after the date of the relevant Participation Agreement and (y) the date immediately preceding the first B Loan Disbursement from the relevant Participation;

            (iii) a syndication fee of one hundred seventy thousand Dollars
                  ($170,000), to be paid, upon the earlier of (x) the date which is thirty (30) days after the date of the relevant Participation Agreement and the FMO Loan Agreement and (y) the date immediately preceding the first B Loan Disbursement from the relevant Participation and the FMO Disbursement;

            (iv) an annual B Loan administration fee of five thousand Dollars ($5,000) per Participant for each calendar year during which any portion of that Participant's Participation is committed or outstanding, whether that year is complete or not, to be paid in full in advance:

                  (A)   with respect to the first calendar year, within thirty
                        (30) days after the date of the relevant Participation Agreement; and

                  (B) with respect to each subsequent calendar year, on the first Interest Payment Date in that year; and

            (v) a success fee of two hundred seventy-five thousand Dollars ($275,000), to be paid in full in advance on the date of signing of the Participation Agreement(s) and the FMO Loan Agreement.

      Section 3.09. Currency and Place of Payments. (a) The Borrower shall make all payments of principal, interest, fees, and any other amount due to IFC under this Agreement in Dollars, in same day funds, to the account of IFC at Northern Trust International Banking Corporation, New York, New York, U.S.A., CHIP UID 142255, or at such other bank or account in New York as IFC from time to time designates. Payments must be received in IFC's designated account no later than 1:00 p.m. New York time; and the Borrower hereby irrevocably agrees that IFC may deem any payment, or part thereof, relating to the B Loan that is received after that time as made on the next Business Day and accordingly interest will accrue on any Participant's pro rata share of that payment with respect to which IFC is unable to make same day remittance to that Participant.

      (b) The tender or payment of any amount payable under this Agreement (whether or not by recovery under a judgment) in any currency other than Dollars shall not novate, discharge or satisfy the obligation of the Borrower to pay in Dollars all amounts payable under this Agreement except to the extent that (and as of the date when) IFC actually receives funds in Dollars in the account specified in, or pursuant to, Section 3.09 (a).

      (c) The Borrower shall indemnify IFC against any losses resulting from a payment being received or an order or judgment being given under this Agreement in any currency other than Dollars or in any place other than the account specified in, or pursuant to, Section 3.09 (a). The Borrower shall, as a separate obligation, pay such additional amount as is necessary to enable IFC to receive, after conversion to Dollars at a market rate and transfer to that account, the full amount due to IFC under this Agreement in Dollars and in the account specified in, or pursuant to, Section 3.09 (a).

      (d) Notwithstanding the provisions of Section 3.09 (a) and Section 3.09
(b), IFC may require the Borrower to pay (or reimburse IFC) for any Taxes, fees, costs, expenses and other amounts payable under Section 3.14 (a) (Taxes) and
Section 3.15 (Expenses) in the currency in which they are payable, if other than Dollars.

      Section 3.10. Allocation of Partial Payments. If at any time IFC receives less than the full amount then due and payable to it under this Agreement, IFC may allocate and apply the amount received in any way or manner and for such purpose or purposes under this Agreement as IFC in its sole discretion determines, notwithstanding any instruction that the Borrower may give to the contrary.

      Section 3.11. Increased Costs. On each Interest Payment Date, the Borrower shall pay, in addition to interest, the amount which IFC from time to time notifies to the Borrower in an Increased Costs Certificate as being the aggregate Increased Costs of IFC and each Participant accrued and unpaid prior to that Interest Payment Date.

      Section 3.12. Unwinding Costs. (a) If IFC or any Participant incurs any cost, expense or loss as a result of the Borrower

            (i) failing to borrow in accordance with a request for Disbursement made pursuant to Section 3.02 (Disbursement Procedure), or to prepay in accordance with a notice of prepayment; or

            (ii) prepaying all or any portion of the IFC Loan on a date other than an Interest Payment Date;

then the Borrower shall immediately pay to IFC the amount which IFC from time to time notifies to the Borrower as being the amount of those costs, expenses and losses incurred.

      (b) For the purposes of this Section, "costs, expenses or losses" include any premium, penalty or expense incurred to liquidate or obtain third party deposits or borrowings in order to make, maintain or fund all or any part of the IFC Loan.

      Section 3.13. Suspension or Cancellation by IFC. (a) IFC may, by notice to the Borrower, suspend the right of the Borrower to the IFC Disbursement or cancel the undisbursed portion of the IFC Loan in whole or in part:

            (i) if the IFC Disbursement has not been made by December 31, 2000, or such other date as the parties agree;

            (ii) if the right of the Borrower to any subscription under the Subscription Agreement is suspended or canceled pursuant to the provisions of that Agreement;

            (iii) if any Event of Default has occurred and is continuing or if the Event of Default specified in Section 7.02 (f) (Events of Default) is, in the reasonable opinion of IFC, imminent; or

            (iv) if any event or condition has occurred which has or can be reasonably expected to have a Material Adverse Effect.

      (b) Upon the giving of any such notice, the right of the Borrower to the IFC Disbursement shall be suspended or canceled, as the case may be. The exercise by IFC of its right of suspension shall not preclude IFC from exercising its right of cancellation, either for the same or any other reason specified in Section 3.13 (a). Upon any cancellation the Borrower shall pay to IFC all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to the date of that cancellation. A suspension shall not limit any other provision of this Agreement.

      (c) Any portion of the IFC Loan that is canceled under this Section 3.13 may not be reborrowed.

      Section 3.14. Taxes. (a) The Borrower shall pay or cause to be paid all Taxes, other than taxes, if any, payable on the overall income of IFC, on or in connection with the payment of any and all amounts due under this Agreement that are now or in the future levied or imposed by any Authority of Mexico or any jurisdiction through or out of which a payment is made.

      (b) All payments of principal, interest, fees and other amounts due under this Agreement shall be made without deduction for or on account of any Taxes.

      (c) If the Borrower is prevented by operation of law or otherwise from making or causing to be made those payments without deduction, the principal or (as the case may be) interest, fees or other amounts due under this Agreement shall be increased to such amount as may be necessary so that IFC receives the full amount it would have received (taking into account any Taxes payable on amounts payable by the Borrower under this subsection) had those payments been made without that deduction.

      (d) If Section 3.14 (c) applies and IFC so requests, the Borrower shall deliver to IFC official tax receipts evidencing payment (or certified copies of them) within thirty (30) days of the date of that request.

      (e) Section 3.14 (a) and Section 3.14 (b) do not apply to Taxes which directly result from a Participant (or, as the case may be, a participant with a comparable participation in the A Loan) having its principal office in Mexico or having or maintaining a permanent office or establishment in Mexico, if and to the extent that such permanent office or establishment acquires the relevant Participation (or a comparable participation in the A Loan).

      Section 3.15. Expenses. (a) The Borrower shall pay or, as the case may be, reimburse IFC or its assignees any amount paid by them on account of, all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the Transaction Documents and any other documents related to this Agreement or any other Transaction Document.

      (b) The Borrower shall pay to IFC or as IFC may direct:

            (i) the reasonable out-of-pocket travel expenses of IFC relating to the supervision of the CAP;

            (ii) the fees and expenses of IFC's counsel in Mexico and New York incurred in connection with:

                  (A) the preparation of the investment by IFC provided for under this Agreement and any other Transaction Document;

                  (B) the preparation and/or review, execution and, where appropriate, translation and registration of the Transaction Documents and any other documents related to them;

                  (C) the giving of any legal opinions required by IFC under this Agreement and any other Transaction Document;

                  (D) the administration by IFC of the investment provided for in this Agreement or otherwise in connection with any amendment, supplement or modification to, or waiver under, any of the Transaction Documents;

                  (E) the registration (where appropriate) and the delivery of the evidences of indebtedness relating to the IFC Loan and its disbursement;

                  (F)   matters pertaining to the IFC Subscription; and

                  (G) the occurrence of any Event of Default or Potential Event of Default;

            (iii) in the year 2000 and in each calendar year thereafter upon receipt of a statement from IFC, the amount of up to ten thousand Dollars ($10,000) on account of IFC's expenses in carrying out its annual supervision review of the Borrower and the Project; and

            (iv) the costs and expenses incurred by IFC in relation to efforts to enforce or protect its rights under any Transaction Document, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, including legal and other professional consultants' fees.

      Section 3.16. Illegality of Participation. If, after the date of this Agreement, any change made in any applicable law or regulation or official directive (or its interpretation or application by any Authority charged with its administration) (herein the "Relevant Change") makes it unlawful for any Participant to continue to maintain or to fund its Participation:

      (a) the Borrower shall, upon request by IFC (but subject to any applicable Authorization having been obtained), on the earlier of (i) the next Interest Payment Date and (ii) the date that IFC advises the Borrower is the latest day permitted by the Relevant Change, prepay in full that part of the B Loan that IFC advises corresponds to that Participation;

      (b) concurrently with the prepayment of the part of the B Loan corresponding to the Participation affected by the Relevant Change, the Borrower shall pay all accrued interest, Increased Costs (if any) on that part of the B Loan (and, if that prepayment is not made on an Interest Payment Date, any amount payable in respect of the prepayment under Section 3.12 (Unwinding Costs));

      (c) the Borrower agrees to take all reasonable steps to obtain, as quickly as possible after receipt of IFC's request for prepayment, the Authorization referred to in Section 3.16 (a) if any such Authorization is then required; and

      (d) the Borrower shall have no further right to disbursement of the undisbursed portion of the B Loan corresponding to that Participation after it has received IFC's request for prepayment under this Section.

      Section 3.17. Notes. (a) The Borrower shall issue non-negotiable Notes to IFC in the form of Schedule 11 and otherwise in form and substance satisfactory to IFC in connection with and at the time of each Disbursement.

      (b) The issuance of Notes pursuant to this Agreement shall not entail a novation with respect to this Agreement or the IFC Loan. Notwithstanding the foregoing, payment of the principal of any Note shall pro tanto discharge the obligation of the Borrower to repay the portion of the IFC Loan to which such Note relates; and the payment of interest on the Note shall pro tanto discharge the obligation of the Borrower to pay interest on that portion of the IFC Loan to which such Note relates.

      (c) The Borrower represents that, after the delivery thereof, each Note shall constitute in Mexico a valid binding and enforceable obligation of the Borrower in accordance with its terms and, if IFC so requests, the Borrower shall furnish IFC evidence satisfactory to IFC that all formalities required for that purpose have been satisfied.

                                   ARTICLE IV

                         Representations and Warranties

      Section 4.01. Representations and Warranties. Each of the Borrower and the Project Company represents and warrants that:

      (a) each of the Borrower and the Project Company is a company duly incorporated and validly existing under the laws of Mexico and has the corporate power to own its assets, conduct its business as presently conducted and to enter into, and comply with its obligations under, the Transaction Documents to which it is a party or will, in the case of any Transaction Document not executed as at the date of this Agreement, when that Transaction Document is executed, have the corporate power to enter into, and comply with its obligations under, that Transaction Document;

      (b) each Transaction Document to which the Borrower or the Project Company is a party has been, or will be, duly authorized and executed by the Borrower or the Project Company, as the case may be, and constitutes, or will when executed constitute, a valid and legally binding obligation of the Borrower or the Project Company or both, as applicable;

      (c) neither the making of any Transaction Document or Project Document to which either of the Borrower or the Project Company is a party nor (when all the Authorizations referred to in Section 5.01(e) (Conditions of Disbursement) have been obtained) the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which the Borrower or the Project Company is a party or by which it is bound, or violate any of the terms or provisions of the Borrower's or the Project Company's Charter or any Authorization, judgment, decree or order or any statute, rule or regulation applicable to the Borrower or the Project Company;

      (d) to the best of their knowledge, after due inquiry:

            (i) the Authorizations specified in Annex A are all the Authorizations (other than Authorizations that are of a routine nature and are obtained in the ordinary course of business) needed by either of the Borrower or the Project Company to conduct its business, carry out the Project and execute, and comply with its obligations under, this Agreement and each of the other Transaction Documents to which it or the Project Company is a party;

            (ii) all Authorizations specified in Section (1) of Annex A have been obtained and are in full force and effect; and

            (iii) either the Borrower or the Project Company, as the case may be, has applied (or is making arrangements to apply) for all Authorizations specified in Section (2) of Annex A, and has no reason to believe that it will not obtain those Authorizations in a timely manner;

      (e) neither the Borrower's Charter nor the Project Company's Charter has been amended since December 6, 2000 and October 5, 1999, respectively;

      (f) neither the Borrower nor the Project Company nor any of their respective properties enjoys any right of immunity from set-off, suit or execution with respect to its assets or its obligations under any Transaction Document to which the Borrower or the Project Company is a party;

      (g) the Information Memorandum dated April 2000 relating to the Borrower, the Project Company and the Project was and continues to be true and accurate (other than for projections and other forward-looking statements contained in that Information Memorandum which each of the Borrower and the Project Company believes to be reasonable) and does not contain any information which is misleading in any material respect nor does it omit any information the omission of which makes the information contained in it misleading in any material respect;

      (h) since September 30, 2000 neither the Borrower nor the Project Company:

            (i) has suffered any change that has a Material Adverse Effect or incurred any substantial loss or liability;

            (ii) has undertaken or agreed to undertake any substantial obligation other than pursuant to the Transaction Documents;

      (i) the Consolidated financial statements of the Borrower for the period ending on September 30, 2000:

            (i) have been prepared in accordance with the Accounting Principles, and present fairly the financial condition of the Borrower as of the date as of which they were prepared and the results of the Borrower's operations during the period then ended;

            (ii) disclose all liabilities (contingent or otherwise) of the Borrower, and the reserves, if any, for such liabilities and all unrealized or anticipated liabilities and losses arising from commitments entered into by the Borrower (whether or not such commitments have been disclosed in such financial statements);

      (j) neither the Borrower nor the Project Company is a party to, or committed to enter into, any contract which would or might affect the judgment of a prospective investor;

      (k) neither the Borrower nor the Project Company has outstanding Liens on any of its assets other than Liens arising by operation of law, and no contracts or arrangements, conditional or unconditional, exist for the creation by the Borrower or the Project Company of any Lien, except for the Security, the Fleet Bank Security and the GoM Lien:

      (l) all tax returns and reports of each of the Borrower and the Project Company required by law to be filed have been duly filed and all Taxes, obligations, fees and other governmental charges upon the Borrower or the Project Company, or their respective properties, or their respective income or assets, which are due and payable or to be withheld, have been paid or withheld, other than those presently payable without penalty or interest, and those being contested in good faith by appropriate proceedings so long as:

            (A) those proceedings do not involve any substantial danger of the sale, forfeiture or loss of any part of the Project, title thereto or any interest therein, nor interfere in any material respect with the use or disposition thereof or the implementation of the Project or the carrying on of the business of the Borrower or the Project Company; and

            (B) each of the Borrower and the Project Company has set aside adequate reserves sufficient to promptly pay in full any amounts that it may be ordered to pay on final determination of any such proceedings;

      (m) neither the Borrower nor the Project Company is engaged in nor, to the best of its knowledge, threatened by, any litigation, arbitration or administrative proceedings, the outcome of which could reasonably be expected to have a Material Adverse Effect except for the Chiapas Constitutional Proceeding;

      (n) to the best of its knowledge and belief, after due inquiry, neither the Borrower nor the Project Company is in violation of any statute or regulation of any Authority;

      (o) except for the Chiapas Constitutional Proceedings, no judgment or order has been issued which has or may reasonably be expected to have a Material Adverse Effect;

      (p) except as identified in the Environmental Assessment Report:

            (i) to the best of its knowledge and belief, after due inquiry, neither the Borrower nor the Project Company is in violation of any of the Environmental, Health and Safety Guidelines or of the Environmental and Social Policies; and

            (ii) neither the Borrower nor the Project Company has received or is aware of any complaint, order, directive, claim, citation or notice from any Authority with respect to any matter of the Borrower's or the Project Company's compliance with the relevant environmental, health and safety laws and regulations in effect in Mexico such as, without limitation, air emissions, discharges to surface water or ground water, noise emissions, solid or liquid waste disposal, or the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes;

      (q) none of the Borrower, the Project Company, the Sponsor or any Affiliate, nor any Person acting on the Borrower's, the Project Company's, the Sponsor's or any Affiliate's behalf, has made, with respect to the Project or any transaction contemplated by this Agreement, any Prohibited Payment;

      (r) the Borrower and the Project Company have filed a request to SCT to extend the deadline for completing the urgent repairs pursuant to the Urgent Repairs Agreement and have received oral confirmation from SCT that the deadline would be extended to January 25, 2001;

      (s) the Borrower and the Project Company have received oral confirmation from SCT that eighty per cent (80%) of the urgent repairs have been completed and approved;

      (t) neither the Borrower nor the Project Company has entered into any agreement to amend or otherwise modify the terms of the Concession Agreement; and

      (u) none of the representations and warranties in this Section 4.01 omits any matter the omission of which makes any of such representations and warranties misleading.

      Section 4.02. IFC Reliance. Each of the Borrower and the Project Company acknowledges that it makes the representations and warranties in Section 4.01 with the intention of inducing IFC to enter into this Agreement (and the Participants to enter into the Participation Agreements) and that IFC enters into this Agreement (and the Participants will enter into the Participation Agreements) on the basis of, and in full reliance on, each of such representations and warranties.

                                    ARTICLE V

                           Conditions of Disbursement

      Section 5.01. Conditions of Disbursement. The obligation of IFC to make the IFC Disbursement is subject to the fulfillment prior to or concurrently with the making of the IFC Disbursement of the following conditions:

      (a) the following agreements, each in form and substance satisfactory to IFC, have been entered into by all parties to them and have become (or, as the case may be, remain) unconditional and fully effective in accordance with their respective terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of those agreements), and IFC has received a copy of each of those agreements to which it is not a party:

            (i)   each Transaction Document; and

            (ii)  each Project Document;

      (b) IFC has entered into Participation Agreements with Participants for the acquisition by them of Participations in an aggregate amount equal to the full amount of the B Loan and those Participation Agreements are in full force and effect;

      (c) the Borrower has certified to IFC that no amendment has been made to any of the Borrower's and the Project Company's Charter since December 7, 2000 and October 5, 1999, respectively, or if any such amendment was made, IFC has received a copy of the Borrower's or the Project Company's amended Charter, as the case may be, and determined, in its reasonable judgment, that it is not inconsistent with the provisions of any Transaction Document and does not have or may not reasonably be expected to have a Material Adverse Effect;

      (d) the Security has been duly created as first ranking security interests in all assets and rights subject to the Security Documents, subject only to the release of the Fleet Bank Security, and the registration of such Security as first ranking security interests in all assets and rights subject to the Security Documents has been completed in all respects;

      (e) the Borrower or the Project Company, as the case may be, has obtained, and provided to IFC copies of, all Authorizations listed in Section (1) of Annex A, and such other Authorizations not listed in those Sections that may become necessary for:

            (i)   the Loans;

            (ii) the business of the Borrower and the Project Company as it is presently carried on and is contemplated to be carried on;

            (iii) the Project and the implementation of the Financial Plan;

            (iv) the due execution, delivery, validity and enforceability of, and performance by each of the Borrower and the Project Company of its obligations under, this Agreement and the other Transaction Documents and the Project Documents to which it is a party and any other documents necessary or desirable to the implementation of any of those agreements or documents; and

            (v) the remittance to IFC or its assigns in Dollars of all monies payable with respect to the Transaction Documents;

      and all those Authorizations are in full force and effect;

      (f) IFC has received a legal opinion to the effect set out in Schedule 5
(A), from their counsel in Mexico and concurred in by counsel for the Borrower, and covering such other matters relating to the transactions contemplated by this Agreement as IFC may reasonably request;

      (g) IFC has received a legal opinion to the effect set out in Schedule 5 (B-1), from IFC's special counsel in New York, New York with regard to the New York law aspects of this Agreement and other Transaction Documents; and a legal opinion to the effect set out in Schedule 5 (B-2), from the Sponsor's counsel in New York covering certain aspects with respect to the Financial Support Agreement;

      (h) IFC has received a certification from the Auditors confirming that, as at a date not earlier than sixty (60) days prior to the date of the IFC Disbursement, each of the Borrower and the Project Company is in compliance with the provisions of Section 6.01(c) (Affirmative Covenants) and containing a brief description of the systems and records in place;

      (i) IFC has received copies of all insurance policies required to be obtained pursuant to Section 6.05 (Insurance) and Annex B prior to the date of the IFC Disbursement, and a certification of the Project Company's insurers or insurance agents confirming that such policies are in full force and effect and all premiums then due and payable under those policies have been paid;

      (j) IFC has received the fees specified in Section 3.08 (Fees) required to be paid before the date of the IFC Disbursement;

      (k) if IFC so requires, IFC has received the reimbursement of all invoiced fees and expenses of IFC's counsel as provided in Section 3.08 and Section 3.15, or confirmation that those fees and expenses have been paid directly to that counsel;

      (l) IFC has received a copy of the authorization to the Auditors referred to in Section 6.01(e) (Affirmative Covenants);

      (m) IFC has received a Certificate of Incumbency and Authority;

      (n) the Borrower has delivered to IFC evidence, substantially in the form of Schedules 4-A, 4-B and 4-C, respectively, of appointment of an agent for service of process pursuant to Section 8.05(d) (Applicable Law and Jurisdiction), Section 7.06(c) of the Financial Support Agreement (Applicable Law and Jurisdiction), and Section 12 of the Escrow Agreement;

      (o) IFC has received a certificate signed by an Authorized Representative, with supporting evidence attached satisfactory to IFC, certifying that each of the Borrower and the Project Company is Year 2000 Compliant;

      (p) the Escrow Account shall have been established in accordance with the Escrow Account Agreement;

      (q) the Borrower has submitted to IFC a time-table, in the form of
Schedule 12 and otherwise in form and substance acceptable to IFC, outlining the implementation of the Intermodal Capital Investment Program;

      (r) the Sponsor has caused to be issued to IFC an irrevocable Letter of Credit from a reputable bank acceptable to IFC, in the amount of $8,000,000 to cover cost over-runs and cash shortfalls of the Project Company pursuant to the Financial Support Agreement until the Project Physical Completion Date occurs;

      (s) the Borrower has provided to IFC a bridge repair program prepared by an independent consultant, in form and substance acceptable to IFC, for all bridges longer than 20 meters;

      (t) the Project Company has provided to IFC a CAP in form and substance satisfactory to IFC, with respect to the Project Company's responsibility for environmental contamination from acts, facts and omissions that have occurred after the date of the Concession Agreement;

      (u) the Project Company has provided to IFC a herbicide management plan, acceptable to IFC, with respect to the control of vegetation on the right-of-way granted to the Project Company under the Concession Agreement;

      (v) the Borrower has provided to IFC the GoM Letter;

      (w) the Project Company has provided to IFC internal guidelines, in form and substance acceptable to IFC, relating to illegal immigrants that make use of the facilities of the Project Company;

      (x) the IFC has subscribed for and received the IFC Shares pursuant to the Subscription Agreement;

      (y) the Project Company has filed the Concession Termination Compensation Assignment Notice with the SCT;

      (z) the Borrower has provided to IFC a letter from Fleet Bank certifying the release of the Fleet Bank Security upon the disbursement of the IFC Loan; and

      (aa) the Borrower has provided to IFC the SCT Letter;

      (bb) the Borrower and the Project Company have provided to IFC a certificate from an Authorized Representative certifying that since September 30, 2000, neither the Project Company nor the Borrower has suffered any material loss or liability; and

      (cc) the Borrower and the Project Company have provided to IFC a letter from an Authorized Representative confirming recent discussions between the Project Company and SCT relating to the Project Company's completion, and SCT's approval, of the urgent repairs.

      Section 5.02. Additional Conditions of Disbursement. The obligation of IFC to make the IFC Disbursement is also subject to the conditions that:

      (a) no Event of Default and no Potential Event of Default has occurred and is continuing;

      (b) the proceeds of that Disbursement are, at the date of the relevant request, needed by the Borrower for the purpose of the Project, or will be needed for that purpose within three (3) months of that date;

      (c) since the date of this Agreement nothing has occurred which has or can reasonably be expected to have a Material Adverse Effect;

      (d) since September 30, 2000 neither the Borrower nor the Project Company has incurred any material loss or liability (except such liabilities as may be incurred in accordance with Section 6.02 (Negative Covenants Relating to the Borrower ) and Section 6.03 (Negative Covenants Relating to the Project Company), respectively);

      (e) the representations and warranties made in Article IV hereof are true and correct in all material respects on and as of the date of that Disbursement with the same effect as if those representations and warranties had been made on and as of the date of that Disbursement (but in the case of Section 4.01(c) (Representations and Warranties), without the words in parentheses);

      (f) the proceeds of that Disbursement are not in reimbursement of, or to be used for, expenditures in the territories of any country which is not a member of the World Bank or for goods produced in or services supplied from any such country;

      (g) IFC has received (if it so requires) a legal opinion or opinions in form and substance satisfactory to IFC, of IFC's counsel in Mexico, and concurred in by counsel for the Borrower, with respect to any matters relating to the IFC Disbursement;

      (h) after giving effect to the IFC Disbursement, neither the Borrower nor the Project Company would be in violation of:

            (i)   its Charter;

            (ii) any provision contained in any document to which the Borrower or the Project Company is a party (including this Agreement) or by which the Borrower or the Project Company is bound; or

            (iii) any law, rule, regulation, Authorization or agreement or other document binding on the Borrower directly or indirectly limiting or otherwise restricting the Borrower's borrowing power or authority or its ability to borrow;

      (i) (without limiting the generality of Section 5.02(h)), after taking into account the amount of the Disbursement and any other Long-term Debt incurred by the Borrower and of any amounts of Tangible Net Worth paid into the Borrower after the date of the latest financial statements of the Borrower due pursuant to Section 6.04(a) (Reporting Requirements), the Borrower's Current Ratio would not be less than 1.0, the Borrower's Long-term Debt to Tangible Net Worth Ratio would not exceed 2.0, and the Borrower's Debt Service Coverage Ratio would be in excess of 1.4; provided that, if the Disbursement is requested prior to the date of the first financial statements due pursuant to Section 6.04(a) (Reporting Requirements), the calculation of the Borrower's Current Ratio, the Borrower's Long-term Debt to Tangible Net Worth Ratio and the Borrower's Debt Service Coverage Ratio shall be made on the basis of such information as IFC may reasonably request, verified, if IFC so requires, by the Auditors; provided, further, that for the purposes of the Disbursement, only the Borrower's Current Ratio requirement shall apply; and

      (j) that Disbursement is made pro rata among the A Loan, the B Loan and the FMO Loan.

      Section 5.03. Borrower's Certification. The Borrower shall deliver to IFC with respect to the IFC Disbursement request:

      (a) certifications, in the form included in Schedule 2, relating to the conditions specified in Section 5.02 (Additional Conditions of Disbursement) (other than the condition in Section 5.02(g)) expressed to be effective as of the date of the IFC Disbursement, and in the case of Section 5.02(d) and Section 5.02(i), also certified by the Auditors; and

      (b) such evidence as IFC may reasonably request of the proposed utilization of the proceeds of the IFC Disbursement or the utilization of the proceeds of any prior Disbursement.

      Section 5.04. B Loan Conditions. Notwithstanding any other provision of this Agreement, IFC is not obliged to make:

      (a) any B Loan Disbursement, except to the extent that the Participants provide funds for that B Loan Disbursement under their Participations; and

      (b) the IFC Disbursement except pro rata from the A Loan and the B Loan.

      Section 5.05. Conditions for IFC's Benefit. The conditions in Section 5.01 through Section 5.04 are for the benefit of IFC and may be waived only by IFC at its sole discretion.

                                   ARTICLE VI

                              Particular Covenants

      Section 6.01. Affirmative Covenants. Unless IFC otherwise agrees, the Borrower shall, and shall cause the Project Company to, and the Project Company shall:

      (a) carry out the Project and cause the Project to be carried out, and conduct its business with due diligence and efficiency and in accordance with sound engineering, financial and business practices;

      (b) cause the financing specified in the Financial Plan to be applied exclusively to the Project and use its best efforts to cause the Project Physical Completion Date to occur before March 31, 2002;

      (c) promptly install and maintain an accounting and control system, management information system and books of account and other records, which together adequately reflect truly and fairly the financial condition of each of the Borrower and the Project Company and the results of each of the Borrower's and the Project Company's operations in conformity with the Accounting Principles;

      (d) maintain the Auditors, or appoint and maintain, or cause to be appointed and maintained at all times a firm of internationally recognized independent public accountants acceptable to IFC as auditors of each of the Borrower and the Project Company;

      (e) irrevocably authorize, in the form of Schedule 6, the Auditors (whose fees and expenses shall be for the account of the Borrower) to communicate directly with IFC at any time regarding the Borrower's Consolidated accounts and operations, and provide to IFC a copy of that authorization, and, no later than thirty (30) days after any change in Auditors, issue a similar authorization to the new Auditors and provide a copy thereof to IFC;

      (f) upon IFC's request, such request to be made with reasonable prior notice to the Borrower, except if an Event of Default or Potential Event of Default has occurred and is continuing or if special circumstances so require, permit representatives of IFC, during normal office hours, to:

            (i) visit the Project site and any of the premises where the business of the Borrower or the Project Company is conducted;

            (ii) inspect all facilities, plant and equipment comprised in the Project;

            (iii) have access to the Borrower's or the Project Company's books of account and records; and

            (iv) have access to those employees and agents of the Borrower or the Project Company who have or may have knowledge of matters with respect to which IFC seeks information;

(g)         (i)   design, construct, operate, maintain and monitor all of its equipment and facilities:

                  (A) in accordance with the Environmental and Social Policies and the Environmental, Health and Safety Guidelines; and

                  (B) in compliance with the CAP, as well as applicable environmental occupational health and safety requirements, and any child labor and forced labor laws, rules and regulations (including any international treaty obligations, if any) of the GoM and the local authorities; and

            (ii) not to effect any relocation of businesses and people residing on the right-of-way granted to the Project Company under the Concession Agreement without prior notification to IFC;

      (h) no later than thirty (30) days after the date of this Agreement but in any event prior to the date of the IFC Disbursement:

            (i) provide IFC with all information necessary to enable IFC to update the document dated February 8, 2000, (specify reference number) entitled Environmental Review Summary ("ERS") by incorporating any modification or addition to that document relating to the Project; and

            (ii) display the updated ERS in appropriate public places in the United Mexican States acceptable to IFC for public access;

            and IFC shall be entitled to place a copy of that updated ERS in the World Bank public information center known as InfoShop for public access;

      (i)         (A)   obtain and maintain, or cause to be obtained and
                        maintained in force (and where appropriate, renew, or cause to be renewed in a timely manner) all Authorizations, including without limitation the
                        Authorizations specified in Annex A, which are necessary for the implementation of the Project, the carrying out of the Borrower's or the Project Company's business and operations generally and the compliance by each of the Borrower and the Project Company with all its obligations under the Transaction Documents; and

                  (B) comply, or cause compliance, with all the conditions and restrictions contained in, or imposed on the Borrower or the Project Company by, those Authorizations;

      (j) from time to time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further instruments as may reasonably be requested by IFC for perfecting or maintaining in full force and effect the Security or for re-registering the Security (including updating Exhibit A to each of the Mercantile Pledge Agreements and pledging for the benefit of IFC, after the date hereof, any Long-term Contracts) or otherwise to enable the Borrower or the Project Company to comply with its obligations under the Transaction Documents;

      (k) maintain the minimum balance provided in the Escrow Account Agreement;

      (l) comply with all its obligations under the Transaction Documents and the Project Documents;

      (m) control the vegetation on the rights-of-way granted to the Project Company under the Concession Agreement, consistent with the plan approved by IFC pursuant to Section 5.01(u);

      (n) procure and purchase crossties only from suppliers approved by the GoM so long as such approval is required;

      (o) implement the Intermodal Capital Investment Program;

      (p) implement the Project Company's internal guidelines relating to illegal immigrants;

      (q) use the proceeds of the IFC Loan to pay all amounts owing under the Fleet Loan Agreement;

      (r) provide to IFC no later than February 1, 2000, a letter from SCT confirming the extension of the deadline for completing the urgent repairs pursuant to the Urgent Repairs Agreement;

      (s) provide to IFC no later than February 1, 2000, a letter from SCT confirming the Project Company's completion, and SCT's approval, of eighty per cent (80%) of the urgent repairs;

      (t) provide to IFC no later than December 11, 2000, an Auditors' certificate to the effect that the Sponsor has disbursed in full its equity contributions to the Borrower in accordance with the Financial Plan;

      (u) provide to IFC no later than December 11, 2000 evidence of the release of the Fleet Bank Security and the filing of the Security as first ranking security interests in all assets and rights subject to the Security Documents;

      (u) provide to IFC no later than January 15, 2001 evidence of the registration of the Security as first ranking security interests in all assets and rights subject to the Security Documents;

      (v) provide to IFC, on a best efforts basis, no later than December 31, 2001, a letter from SCT outlining the criteria that would be used in the selection of a new operator pursuant to Article 18 of the Railroad Law; and

      (w) provide to IFC no later than January 20, 2001, evidence of the endorsement of the insurance policies in the name of each of the Senior Lenders.

      Section 6.02. Negative Covenants Relating to the Borrower. Unless IFC otherwise agrees, the Borrower shall not:

      (a) declare or pay any dividend or make any distribution on its share capital (other than dividends or distributions payable in shares of the Borrower), or purchase, redeem or otherwise acquire any shares of the Borrower or any option over them, unless any such action occurs after the Project Financial Completion Date and then only if the proposed payment or distribution is out of retained earnings and the Borrower, no earlier than sixty (60) days nor later than thirty (30) days prior to doing so, certifies to IFC in writing, in the form attached as Schedule 7, the sufficiency of such retained earnings and that:

            (i) no Event of Default or Potential Event of Default has occurred and is continuing; and

            (ii)  after giving effect to any such action:

                  (A)   the Borrower's Current Ratio will be at least 1.0;

                  (B) the Borrower's Long-term Debt to Tangible Net Worth Ratio will be equal to or less than 2.0; and

                  (C) the Borrower's Debt Service Coverage Ratio will not be less than 1.4;

            provided always that:

                  (A) the retained earnings out of which any of the payments or distributions referred to in this sub-section may be made should in no event include any amount resulting from the revaluation of any of the Borrower's assets; and

                  (B) the Borrower shall not make any payments or distributions of the type referred to in this sub-section if, after giving effect to it, the Borrower could not certify the matters referred to in Section 6.02(a)(i) and (ii);

      (b) incur expenditures or commitments for expenditures for fixed or other non-current assets;

      (c) incur, assume or permit to exist any Debt of the Borrower except:

            (i)   the Loans;

            (ii) any subordinated Debt of the Borrower required or permitted pursuant to this Agreement or the Financial Support Agreement;

            (iii) the credit line under the Credit Line Agreement but only until the Merger occurs; and

            (iv)  the Fleet Bank Loan.

      (d) enter into any agreement or arrangement to lease any property or equipment of any kind;

      (e) enter into any Derivative Transaction or assume the obligations of any party to any Derivative Transaction, except as contemplated in the FMO Loan Agreement;

      (f) enter into any agreement or arrangement to guarantee or, in any way or under any condition, assume or become obligated for all or any part of any financial or other obligation of another Person;

      (g) create or permit to exist any Lien on any property, revenues or other assets, present or future, of the Borrower, except for:

            (i)   the Security;

            (ii) the naming of each of IFC and FMO IFC as a loss payee/beneficiary under the Borrower's insurance policies;

            (iii) any Lien arising from any tax, assessment or other
                  governmental charge or other Lien arising by operation of law, in each case if the obligation underlying any such Lien is not yet due or, if due, is being contested in good faith by appropriate proceedings so long as:

                  (A) those proceedings do not involve any substantial danger of the sale, forfeiture or loss of any part of the Project, title thereto or any interest therein, nor interfere in any material respect with the use or disposition thereof or the implementation of the Project or the carrying on of the business of the Borrower; and

                  (B) the Borrower has set aside adequate reserves sufficient to promptly pay in full any amounts that the Borrower may be ordered to pay on final determination of any such proceedings; and

            (iv)  the Fleet Bank Security, but only prior to the IFC
                  Disbursement;

      (h) enter into any transaction except in the ordinary course of business on the basis of arm's-length arrangements (including, without limitation, transactions whereby the Borrower might pay more than the ordinary commercial price for any purchase or might receive less than the full ex-works commercial price (subject to normal trade discounts) for its products);

      (i) establish any sole and exclusive purchasing or sales agency;

      (j) enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the Borrower's income or profits are, or might be, shared with any other Person;

      (k) enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person;

      (l) form or have any Subsidiary other than the Project Company;

      (m) make or permit to exist loans or advances to, or deposits (except the Borrower's equity investment in the Project Company as of the date hereof and commercial bank deposits in the ordinary course of business) with, other Persons or investments in any Person or enterprise (other than pursuant to the Financial Support Agreement) other than short-term marketable securities acquired solely to give temporary employment to its idle funds;

      (n) reduce its share capital or otherwise change its Charter in any manner which would be inconsistent with the provisions of any Transaction Document;

      (o) change its Financial Year;

      (p) change the nature or scope of the Project or change the nature of its present business or operations;

      (q) sell, transfer, lease or otherwise dispose of all or a substantial part of its assets, whether in a single transaction or in a series of transactions, related or otherwise;

      (r) undertake or permit any merger, spin-off, consolidation or reorganization other than the Merger permitted under Article IX;

      (s) terminate, amend, grant any waiver or assignment with respect to any provision of any of the agreements listed in Section 5.01(a) (Conditions of Disbursement) or any agreements evidencing any loans provided under the Financial Support Agreement;

      (t) prepay (whether voluntarily or involuntarily) or repurchase any Long-term Debt of the Borrower (other than the IFC Loan) pursuant to any provision of any agreement or note with respect to that Long-term Debt unless:

            (i) that Long-term Debt is refinanced using new Long-term Debt on terms and conditions (as to interest rate, other costs and tenor) at least as favorable to the Borrower as those of the Long-term Debt being refinanced; or

            (ii) the Borrower gives IFC at least thirty (30) days' advance notice of its intention to make the proposed prepayment and, if IFC so require, the Borrower contemporaneously prepays a proportion of the Loan equivalent to the proportion of the part of the Long-term Debt being prepaid, such prepayment to be made in accordance with the provisions of Section 3.07 (Prepayment) except that there shall be no minimum amount, prepayment premium or advance notice period for that prepayment; or

      (u) use the proceeds of any IFC Disbursement in the territories of any country which is not a member of the World Bank or for reimbursements of expenditures in those territories or for goods produced in or services supplied from any such country;

      (v) make (or authorize or permit any Affiliate or any other Person acting on its behalf to make) with respect to the Project or any transaction contemplated by this Agreement, any Prohibited Payment. The Borrower further covenants that should IFC notify the Borrower of its concerns that there has been a violation of the provisions of this Section or of Section 4.01(q) of this Agreement, it shall cooperate in good faith with IFC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IFC, and shall furnish documentary support for such response upon IFC's request; or

      (w) make any payments to its Affiliates except as permitted under any Transaction Document or Project Document.

      Section 6.03. Negative Covenants Relating to the Project Company. Unless IFC otherwise agrees, the Borrower shall cause the Project Company not to, and the Project Company shall not:

      (a) declare or pay any dividend or make any distribution on its share capital (other than dividends or distributions payable in shares of the Project Company), or purchase, redeem or otherwise acquire any shares of the Project Company or any option over them, unless any such action occurs after the Project Financial Completion Date and then only if the proposed payment or distribution is out of retained earnings and the Project Company, no earlier than sixty (60) days nor later than thirty (30) days prior to doing so, certifies to IFC in writing, in the form attached as Schedule 7, the sufficiency of such retained earnings and that:

            (i) no Event of Default or Potential Event of Default has occurred and is continuing; and

            (ii)  after giving effect to any such action:

                  (A)   the Project Company's Current Ratio will be at least
                        1.0;

                  (B) the Project Company's Long-term Debt to Tangible Net Worth Ratio will be equal to or less than 2.0; and

                  (C) the Project Company's Debt Service Coverage Ratio will not be less than 1.4;

            provided always that:

                  (A) the retained earnings out of which any of the payments or distributions referred to in this sub-section may be made should in no event include any amount resulting from the revaluation of any of the Project Company's assets; and

                  (B) the Project Company shall not make any payments or distributions of the type referred to in this sub-section if, after giving effect to it, the Project Company could not certify the matters referred to in
                        Section 6.03(a)(i) and (ii);

      (b) incur expenditures or commitments for expenditures for fixed or other non-current assets, other than those required for carrying out the Project or necessary for repairs, replacements and maintenance of satisfactory operating conditions that are essential to the Project Company's business or operations, unless those expenditures or commitments are incurred (i) after the Project Financial Completion Date and do not exceed an aggregate amount equivalent to five million Dollars ($5,000,000.00) in any Financial Year; or (ii) in connection with the Project expansion (in the same line of business) and are paid for by the utilization of funds freely available for the payment of dividends after the Project Financial Completion Date;

      (c) incur, assume or permit to exist any Debt of the Project Company except:

            (i) any subordinated Debt required or permitted pursuant to this Agreement or the Financial Support Agreement;

            (ii) trade accounts incurred in the normal course of business and not overdue by more than 90 days;

            (v) Short-term Debt incurred in the ordinary course of business which, when aggregated with contingent liabilities arising from the discounting of trade receivables, would not exceed at any one time outstanding the aggregate of the Project Company's receivables, inventories, cash and short-term deposits;

            (vi)  loans to the Borrower pursuant to the Credit Line Agreement;
                  and

            (vii) after the Merger, the Loans;

      (d) enter into any agreement or arrangement to lease any property or equipment of any kind, except leases with respect to which the aggregate lease payments do not exceed the equivalent of one million Dollars ($1,000,000.00) in any Financial Year;

      (e) enter into any Derivative Transaction or assume the obligations of any party to any Derivative Transaction, except as contemplated in the FMO Loan Agreement;

      (f) enter into any agreement or arrangement to guarantee or, in any way or under any condition, assume or become obligated for all or any part of any financial or other obligation of another Person other than the IFC Guarantee and the FMO Guarantee;

      (g) create or permit to exist any Lien on any property, revenues or other assets, present or future, of the Project Company, except for:

            (i)   the Security;

            (ii)  the GoM Lien;

            (iii) the naming of each of IFC and FMO as a loss payee/beneficiary under the Project Company's insurance policies;

            (iv) any Lien arising from any tax, assessment or other governmental charge or other Lien arising by operation of law, in each case if the obligation underlying any such Lien is not yet due or, if due, is being contested in good faith by appropriate proceedings so long as:

                  (A) those proceedings do not involve any substantial danger of the sale, forfeiture or loss of any part of the Project, title thereto or any interest therein, nor interfere in any material respect with the use or disposition thereof or the implementation of the Project or the carrying on of the business of the Project Company; and

                  (B) the Project Company has set aside adequate reserves sufficient to promptly pay in full any amounts that the

                        Project Company may be ordered to pay on final determination of any such proceedings; and

            (v)   the Fleet Bank Security, but only prior to the IFC
                  Disbursement;

      (h) enter into any transaction with its Affiliates or any other Person except in the ordinary course of business on the basis of arm's-length arrangements (including, without limitation, transactions whereby the Project Company might pay more than the ordinary commercial price for any purchase or might receive less than the full ex-works commercial price (subject to normal trade discounts) for its products) except as otherwise permitted under the Project Documents;

      (i) establish any sole and exclusive purchasing or sales agency;

      (j) enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the Project Company's income or profits are, or might be, shared with any other Person;

      (k) enter into any management contract or similar arrangement (except for the Technical Assistance Agreement) whereby its business or operations are managed by any other Person;

      (l) form or have any Subsidiary;

      (m) make or permit to exist loans or advances to, or deposits (except commercial bank deposits in the ordinary course of business) with, other Persons or investments in any Person or enterprise (except for loans to the Borrower pursuant to the Credit Line Agreement) other than short-term marketable securities acquired solely to give temporary employment to its idle funds;

      (n) change its Charter in any manner which would be inconsistent with the provisions of any Transaction Document;

      (o) change its Financial Year;

      (p) change the nature or scope of the Project or change the nature of its present or contemplated business or operations;

      (q) sell, transfer, lease or otherwise dispose of all or a substantial part of its assets, whether in a single transaction or in a series of transactions, related or otherwise;

      (r) undertake or permit any merger, spin-off, consolidation or reorganization, other than the Merger permitted under Article IX;

      (s) withdraw from, terminate, amend or grant any waiver with respect to any provision of any Project Document or Transaction Document or consent to an assignment of any part thereof;

      (t) transfer or assign all or any part of the Concession Agreement or any permit and/or license relating to the Project;

      (u) make any payment to its Affiliates except as permitted under any Transaction Document or Project Document; and

      (v) make (or authorize or permit any Affiliate or any other Person acting on its behalf to make) with respect to the Project or any transaction contemplated by this Agreement, any Prohibited Payment. The Project Company further covenants that should IFC notify the Project Company of its concerns that there has been a violation of the provisions of this Section or of Section 4.01(q) of this Agreement, it shall cooperate in good faith with IFC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IFC, and shall furnish documentary support for such response upon IFC's request.

      Section 6.04. Reporting Requirements. Unless IFC otherwise agrees, the Borrower shall:

      (a) as soon as available but in any event within sixty (60) days after the end of each quarter of each Financial Year, deliver to IFC:

            (i) two (2) copies of the Borrower's complete financial statements for such quarter prepared, on an unconsolidated basis and on a Consolidated Basis, in accordance with the Accounting Principles;

            (ii) until the Project Physical Completion Date has occurred, a report, in the form attached as Schedule 8, on the progress in implementation of the Project, including any factors that have or could reasonably be expected to have a Material Adverse Effect;

            (iii) after the Project Physical Completion Date has occurred, a report on any factors that have or could reasonably be expected to have a Material Adverse Effect;

            (iv) a management report, including revenue by main client, tariffs, the Project Company's intermodal and maintenance activities, operating cost; and

            (v) a statement of all transactions during that quarter between each of the Borrower and the Project Company and their respective Affiliates, if any, and a certification by an Authorized

                  Representative that those transactions were on the basis of arm's-length arrangements;

      (b) as soon as available but in any event within one hundred and twenty
(120) days after the end of each Financial Year, deliver to IFC:

            (i) two (2) copies of its complete and audited financial statements for that Financial Year (which are in agreement with its books of account and prepared, on an unconsolidated basis and Consolidated Basis, in accordance with the Accounting Principles), together with the Auditors' audit report on them, all in form satisfactory to IFC;

            (ii) a management letter and such other communication from the Auditors commenting, with respect to that Financial Year, on, among other things, the adequacy of the Borrower's and the Project Company's financial control procedures, accounting systems and management information system;

            (iii) a report by the Auditors certifying that, on the basis of its financial statements, each of the Borrower and the Project Company was in compliance with the covenants contained in
                  Section 6.02 (Negative Covenants Relating to the Borrower) and
                  Section 6.03 (Negative Covenants Relating to the Project Company), respectively, as of the end of that Financial Year or, as the case may be, detailing any non-compliance;

            (iv) a report by each of the Borrower and the Project Company on its operations during that Financial Year, in the form of, and addressing the topics listed in, Schedule 9; and

            (v) a statement by each of the Borrower and the Project Company of all transactions between each of them and their respective Affiliates, if any, during that Financial Year, and a certification by an Authorized Representative that those transactions were on the basis of arm's-length arrangements;

      (c) deliver to IFC, promptly following receipt, a copy of any management letter or other communication sent by the Auditors (or any other accountants retained by the Borrower) to either of the Borrower or the Project Company or their management in relation to the Borrower's and the Project Company's financial, accounting and other systems, management or accounts, if not provided pursuant to Section 6.04(b)(ii);

      (d) within ninety (90) days after the end of each Financial Year, cause the Project Company to deliver to IFC an annual monitoring report in the form of
Schedule 10, confirming compliance with the applicable national or local requirements, the Environmental and Social Policies, the Environmental, Health and Safety Guidelines, and the CAP and Sections 6.01(g) and 6.01(h) or, as the case may be, detailing any non-compliance together with (A) the action being taken to ensure compliance and (B) a written report verifying the contents of that annual monitoring report, prepared by an independent third party consultant of the Project Company, acceptable to IFC;

      (e) as soon as possible but no later than three (3) days after its occurrence, notify IFC of any incident or accident which has or may reasonably be expected to have an adverse effect on the environment, health or safety, including, without limitation, explosions, spills or workplace accidents which result in death, serious or multiple injury or major pollution, specifying, in each case, the nature of the incident or accident, the on-site and off-site impacts arising or likely to arise therefrom and the measures the Project Company is taking or plans to take to address those impacts; and keep IFC informed of the on-going implementation of those measures;

      (f) give notice to IFC, concurrently with the Borrower's or the Project Company's notification to its shareholders, of any meeting of the Borrower's or the Project Company's shareholders, such notice to include the agenda of the meeting; and, as soon as available, deliver to IFC two (2) copies of:

            (i) all notices, reports and other communications of the Borrower or the Project Company, as the case may be, to its shareholders, whether any such communication has been made on an individual basis or by way of publication in a newspaper or other communication medium; and

            (ii)  the minutes of all such shareholders' meetings;

      (g) promptly notify IFC of any proposed change in the nature or scope of the Project or the business or operations of the Borrower or the Project Company and of any event or condition which has or may reasonably be expected to have a Material Adverse Effect;

      (h) promptly upon becoming aware of any litigation or administrative proceedings before any Authority or arbitral body which has or may reasonably be expected to have a Material Adverse Effect, notify IFC by facsimile of that event specifying the nature of that litigation or those proceedings and the steps the Borrower or the Project Company, as the case may be, is taking or proposes to take with respect thereto ;

      (i) promptly upon the occurrence of an Event of Default or Potential Event of Default, notify IFC by facsimile specifying the nature of that Event of Default or Potential Event of Default and any steps the Borrower or the Project Company, as the case may be, is taking to remedy it;

      (j) promptly notify IFC (x) in the event the Borrower or the Project Company receives a notification, fine, warning or other communication from the GoM with respect to noncompliance by the Project Company with the terms of the Concession Agreement, (y) in the event the Project Company fails to exercise any of its rights under the Concession Agreement for a period of thirty (30) days, or (z) of any other action which, pursuant to the terms of the Concession Agreement, if left unresolved or with the passage of time, could result in the termination, suspension or revocation of the Concession Agreement;

      (k) cause the Project Company to provide to IFC, in a timely manner, the insurance certificates and other information referred to in Section 6.05 (d) (Insurance); and

      (l) promptly provide to IFC such other information as IFC from may time to time reasonably request about the Borrower and the Project Company, their respective assets and the Project.

      Section 6.05. Insurance.

      (a) Insurance Requirements and Borrower's and Project Company's Undertakings. Unless IFC otherwise agrees, the Borrower shall cause the Project Company to, and the Project Company shall:

            (i) insure and keep insured, with financially sound and reputable insurers, all its assets and business against all insurable losses to include the insurances specified in Annex B and any insurance required by law;

            (ii) punctually pay any premium, commission and any other amounts necessary for effecting and maintaining in force each insurance policy;

            (iii) promptly notify the relevant insurer of any claim by the
                  Project Company under any policy written by that insurer and diligently pursue that claim;

            (iv)  comply with all warranties under each policy of insurance;

            (v) not do or omit to do, or permit to be done or not done, anything which might prejudice the Project Company's, or, where IFC isloss payee or an additional named insured, IFC's right to claim or recover under any insurance policy; and

            (vi) not vary, rescind, terminate, cancel or cause a material change to any insurance policy;

            provided always that if at any time and for any reason any insurance required to be maintained under this Agreement shall not be in full force and effect, then IFC shall thereupon or at any time while the same is continuing be entitled (but have no such obligation) on its own behalf to procure that insurance at the expense of the Project Company and to take all such steps to minimize hazard as IFC may consider expedient or necessary.

      (b) Policy Provisions. Each insurance policy required to be obtained pursuant to this Section shall be on terms and conditions acceptable to IFC, and shall contain provisions to the effect that:

            (i) no policy can expire nor can it be canceled or suspended by the Project Company or the insurer for any reason (including failure to renew the policy or to pay the premium or any other amount) unless IFC and, in the case of expiration or if cancellation or suspension is initiated by the insurer, the Project Company receive at least forty-five (45) days' notice (or such lesser period as IFC may agree with respect to cancellation, suspension or termination in the event of war and kindred peril) prior to the effective date of termination, cancellation or suspension;

            (ii) IFC and all contractors working at the Project site are named as additional named insured on all liability policies;

            (iii) where relevant, all its provisions (except those relating to limits of liability) shall operate as if they were a separate policy covering each insured party; and

            (iv) on every insurance policy on the Project Company's assets which are the subject of the Security and for business interruption or delayed start-up, IFC is named as a loss payee for any claim of, or any series of claims arising with respect to the same event whose aggregate amount is, the equivalent of five hundred thousand Dollars ($500,000) or more;

      (c) Application of Proceeds.

            (i) At its discretion, IFC may remit the proceeds of any insurance paid to it to the Project Company to repair or replace the relevant damaged assets or may apply those proceeds towards any amount payable to IFC under this Agreement, including to repay or prepay all or any part of the IFC Loan in accordance with Section 3.07 (Prepayment); provided that there shall be no minimum amount or notice period or prepayment premium for any such prepayment.

            (ii) The Project Company shall use any insurance proceeds it receives (whether from IFC or directly from the insurers) for loss of or damage to any asset solely to replace or repair that asset.

      (d) Reporting Requirements. Unless IFC otherwise agrees, the Borrower shall cause the Project Company to, and the Project Company shall provide to IFC the following:

            (i) as soon as possible after its occurrence, notice of any event which entitles the Project Company to claim for an aggregate amount exceeding the equivalent of five hundred thousand Dollars ($500,000) under any one or more insurance policies;

            (ii) within forty-five (45) days after the main insurance policy is issued to the Project Company, a copy of that policy incorporating any loss payee provisions required under Section
                  6.05 (b) (iv) (unless that policy has already been provided to IFC pursuant to Section 5.01(i));

            (iii) not less than ten (10) days prior to the expiry date of any insurance policy (or, for insurance with multiple renewal dates, not less than ten (10) days prior to the expiry date of the policy on the principal asset), a certificate of renewal from the insurer, insurance broker or agent confirming the renewal of that policy and the renewal period, the premium, the amounts insured for each asset or item and any changes in terms or conditions from the policy's issue date or last renewal, and confirmation from the insurer that provisions naming IFC as a loss payee or additional named insured, as applicable, remain in effect;

            (iv) such evidence of premium payment as IFC may from time to time request; and

            (v) any other information or documents on each insurance policy as IFC request from time to time.

                                   ARTICLE VII

                                Events of Default

      Section 7.01. Acceleration after Default. If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), IFC may, by notice to the Borrower, require the Borrower to repay the IFC

Loan or such part of the IFC Loan as is specified in that notice. On receipt of any such notice, the Borrower shall immediately repay the IFC Loan (or that part of the IFC Loan specified in that notice) and pay all interest accrued on it, the prepayment premium specified in Section 3.07 on the amount of the IFC Loan whose payment is accelerated and any other amounts then payable under this Agreement. The Borrower waives any right it might have to further notice, presentment, demand or protest with respect to that demand for immediate payment.

      Section 7.02. Events of Default. It shall be an Event of Default if:

      (a) the Borrower fails to pay when due any part of the principal of, or interest on, the IFC Loan and such failure continues for a period of five (5) days;

      (b) the Borrower fails to pay when due any part of the principal of, and interest on, the FMO Loan;

      (c) the Borrower fails to pay when due any part of the principal of, or interest on, any loan from IFC to the Borrower other than the IFC Loan and any such failure continues for the relevant period of grace provided for in the agreement providing for that loan;

      (d) the Borrower fails to comply with any of its obligations under this Agreement or any other Transaction Document or any other agreement between the Borrower and/or the Project Company and IFC (other than for the payment of the principal of, or interest on, the IFC Loan or any other loan from IFC to the Borrower), and any such failure continues for a period of thirty (30) days after the earlier of the date on which (i) IFC notifies the Borrower of that failure, or (ii) the Borrower or the Project Company becomes aware of of such failure;

      (e) any party to a Transaction Document (other than IFC or the Borrower) or a Project Document fails to observe or perform any of its obligations under that Transaction Document or Project Document, and any such failure continues for a period of thirty (30) days after the earlier of the date on which (i) IFC notifies the Borrower of that failure, or (ii) the Borrower or the Project Company becomes aware of such failure;

      (f) any representation or warranty made in Article IV or in connection with the execution of, or any request (including a request for Disbursement) under, this Agreement or any other Transaction Document is found to be incorrect in any material respect;

      (g) any Authority condemns, nationalizes, seizes, or otherwise expropriates all or any substantial part of the property or other assets of the Borrower and/or the Project Company or of its share capital, or assumes custody or control of that property or other assets or of the business or operations of the Borrower or of its share capital, or takes any action for the dissolution or disestablishment of the Borrower or any action that would prevent the Borrower or its officers from carrying on all or a substantial part of its business or operations;

      (h) a decree or order by a court is entered against the Borrower:

            (i)   adjudging the Borrower bankrupt or insolvent;

            (ii) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or with respect to, the Borrower under any applicable law;

            (iii) appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or of any substantial part of its property or other assets; or

            (iv)  ordering the winding up or liquidation of its affairs;

or any petition is filed seeking any of the above and is not dismissed within thirty (30) days;

      (i) the Borrower:

            (i) requests a moratorium or suspension of payment of debts from any court;

            (ii) institutes proceedings or takes any form of corporate action to be liquidated, adjudicated bankrupt or insolvent;

            (iii) consents to the institution of bankruptcy or insolvency proceedings against it;

            (iv) files a petition or answer or consent seeking reorganization or relief under any applicable law, or consents to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or of any substantial part of its property;

            (v)   makes a general assignment for the benefit of creditors; or

            (vi) admits in writing its inability to pay its debts generally as they become due or otherwise becomes insolvent;

      (j) an attachment or analogous process is levied or enforced upon or issued against any of the assets of the Borrower for an amount in excess of the equivalent of one million Dollars ($1,000,000) and is not discharged within thirty (30) days;

      (k) any other event occurs which under any applicable law would have an effect analogous to any of those events listed in Section 7.02 (g) through
Section 7.02 (i);

      (l) the Borrower or the Project Company fails to pay any of its Debt due and payable in excess of five hundred thousand Dollars ($500,000) (other than the IFC Loan or any other loan from IFC to the Borrower) or to perform any of its obligations under any agreement pursuant to which there is outstanding any Debt, and any such failure continues for more than any applicable period of grace or any such Debt becomes prematurely due and payable or is placed on demand;

      (m) any Authorization necessary for the Borrower or the Project Company to perform and observe its obligations under any Transaction Document is not obtained when required or is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, including with respect to the remittance to IFC or its assignees, in Dollars, of any amounts payable under any Transaction Document, and is not restored or reinstated within thirty (30) days of notice by IFC to the Borrower requiring that restoration or reinstatement;

      (n) any Security Document or any of its provisions:

            (i) is revoked, terminated or ceases to be in full force and effect or ceases to provide the security intended, without, in each case, the prior consent of IFC;

            (ii)  becomes unlawful or is declared void; or

            (iii) is repudiated or its validity or enforceability is challenged by any Person and any such repudiation or challenge continues for a period of thirty (30) days during which period such repudiation or challenge has no effect;

      (o) any Transaction Document (other than a Security Document) or any of its provisions:

            (i) is revoked, terminated or ceases to be in full force and effect without, in each case, the prior consent of IFC, and that event, if capable of being remedied, is not remedied to the satisfaction of IFC within thirty (30) days of IFC's notice to the Borrower; or

            (ii)  becomes unlawful or is declared void;

      (p) any Transaction Document (other than a Security Document) is repudiated or the validity or enforceability of any of its provisions at any time is challenged by any Person and such repudiation or challenge is not withdrawn within thirty (30) days of IFC's notice to the Borrower requiring that withdrawal; provided that no such notice shall be required or, as the case may be, the notice period shall terminate if and when such repudiation or challenge becomes effective;

      (q) any Project Document:

            (i) is breached by any party to it and such breach has or could reasonably be expected to have a Material Adverse Effect; or

            (ii) is revoked, amended, terminated or ceases to be in full force and effect without the prior consent of IFC, or performance of any of the material obligations under any such agreement becomes unlawful or any such agreement is declared to be void or is repudiated or its validity or enforceability at any time is challenged by any party to it;

      (r) any of the events specified in Section 7.02 (g) through 7.02 (l) occurs to the Sponsor or its properties, assets, or capital; provided, that, the threshold under Section 7.02 (j) and Section 7.02 (l) shall be $2,000,000;

      (s) any of the events specified in Section 7.02(g) through 7.02(k) occurs with respect to the Project Company or its properties, assets, or capital;

      (t) the Project Company fails to exercise any of its rights under the Concession Agreement;

      (u) the Merger shall not have occurred by the Merger Deadline Date; or

      (v) GoM notifies the Project Company or IFC of its intention to terminate the Concession Agreement.

      Section 7.03. Bankruptcy. If the Borrower or the Project Company is liquidated or declared bankrupt, the IFC Loan, all interest accrued on it and any other amounts payable under this Agreement will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Borrower waives.

                                  ARTICLE VIII

                                  Miscellaneous

      Section 8.01. Saving of Rights. (a) The rights and remedies of IFC in relation to any misrepresentation or breach of warranty on the part of the Borrower and/or the Project Company shall not be prejudiced by any investigation by or on behalf of IFC or any of the Participants into the affairs of the Borrower and/or the Project Company, by the execution or the performance of this Agreement or by any other act or thing which may be done by or on behalf of IFC in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

      (b) No course of dealing or waiver by IFC in connection with any condition of Disbursement of the IFC Loan under this Agreement shall impair any right, power or remedy of IFC with respect to any other condition of Disbursement, or be construed to be a waiver thereof.

      (c) No course of dealing and no failure or delay by IFC in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall waive or impair, or be construed to be a waiver of or an acquiescence in, such or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise; nor shall the action of IFC with respect to any default, or any acquiescence by it therein, affect or impair any right, power or remedy of IFC with respect to any other default.

      Section 8.02. Notices. Any notice, request or other communication to be given or made under this Agreement shall be in writing. Subject to Section 6.04
(i) and Section 6.04 (h) (Reporting Requirements) and Section 8.05 (c), any such communication may be delivered by hand, airmail, facsimile or established courier service to the party's address specified below or at such other address as such party notifies to the other party from time to time, and will be effective upon receipt. A notice, request or other communication (other than under Article III) which is made by facsimile shall be confirmed by mail but without prejudice to it being effective on receipt of the facsimile.

      For the Borrower:

            GW Servicios, S.A. de C.V.
            Calle 43 429-C
            Col. Industrial
            Merida, Yucatan
            97000
            Mexico

            Attention: Carlos Pereyra, Chief Financial Officer

            Alternative address for communications by facsimile:

                  011-529-930-2543

      For the Project Company:

            Compania de Ferrocarriles Chiapas-Mayab, S.A. de C.V.
            Calle 43 429-C
            Col. Industrial
            Merida, Yucatan
            97000
            Mexico

            Attention: Carlos Pereyra, Chief Financial Officer

            Alternative address for communications by facsimile:

                  011-529-930-2543

      For IFC:

            International Finance Corporation
            2121 Pennsylvania Avenue, N.W.
            Washington, D.C. 20433
            United States of America

            Facsimile: (202) 974-4310

            Attention: Director, Infrastructure Department

            With a copy (in the case of communications relating to payments) sent to the attention of the Senior Manager, Financial Operations Unit, at:

            Facsimile: 202-974-4371.

      Section 8.03. English Language. (a) All documents to be provided or communications to be given or made under this Agreement shall be in the English language.

      (b) To the extent that the original version of any document to be provided, or communication to be given or made, to IFC under this Agreement or any other Transaction Document is in a language other than English, that document or communication shall be accompanied by an English translation certified by an Authorized Representative to be a true and correct translation of the original. IFC may, if it so requires, obtain an English translation of any document or communication received in a language other than English at the cost and expense of the Borrower. IFC may deem any such English translation to be the governing version between the Borrower and IFC.

      Section 8.04. Term of Agreement. This Agreement shall continue in force until all monies payable under it have been fully paid in accordance with its provisions.

      Section 8.05. Applicable Law and Jurisdiction. (a) This Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America.

      (b) Each of the parties hereby irrevocably submits to the jurisdiction of any court of the United States of America located in the Southern District of New York in any action or proceeding arising out of or relating to this Agreement. By the execution and delivery of this Agreement each of the parties hereby irrevocably submits to the jurisdiction of any such court and, except as otherwise provided in Section 8.05 (e), hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in any such action or proceeding; provided, that IFC's submission to jurisdiction as set forth above does not constitute any waiver of its immunities under its Articles of Agreement.

      (c) Each of the Borrower and the Project Company hereby irrevocably designates, appoints and empowers CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States of America, as its authorized agent to receive for and on its behalf service of summons or other legal process in any such action or proceeding in New York, New York, United States of America. Each of the Borrower and the Project Company agrees that the failure of such agent to give notice to the Borrower of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each of the Borrower and the Project Company further irrevocably consents to the service of process out of any such court by mailing copies thereof by registered United States air mail postage prepaid to the Borrower or the Project Company at its address specified herein. Final judgment against the Borrower or the Project Company in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including Mexico, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact. Nothing herein shall affect the right of IFC to serve process upon the Borrower or the Project Company in any manner authorized by the laws of any such other jurisdiction.

      (d) Each of the parties hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in the courts of the United States of America located in the Southern District of New York and hereby further irrevocably waives, to the fullest extent permitted by law, any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. Each of the Borrower and the Project Company further covenants and agrees that, until all monies actually or contingently payable hereunder shall have been fully paid in accordance with the terms of this Agreement, it shall maintain duly appointed agents for the service of summons and other legal process in New York, New York, United States of America, for purposes of any legal action or proceeding brought by IFC in respect of this Agreement and shall keep IFC advised of the identity and location of such agents.

      (e) Each of the Borrower and the Project Company hereby irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement may be brought in the courts of the Federal District of Mexico at the election of IFC without any requirement that IFC submit, based upon Article VI,
Section 11 of the Articles of Agreement of IFC, to the jurisdiction of such courts in connection with any legal action, suit or proceeding arising out of or relating to this Agreement that may be brought at the election of the Borrower or the Project Company. By the execution and delivery of this Agreement, each of the Borrower and the Project Company hereby irrevocably submits to the jurisdiction of any such court and hereby irrevocably waives the benefit of jurisdiction derived otherwise in any such action, suit or proceeding. Nothing in this Agreement constitutes a waiver by IFC of any immunity to which IFC may be entitled under the Articles of Agreement establishing IFC or under applicable law.

      (f) Each of the Borrower and the Project Company irrevocably waives to the fullest extent permitted by applicable law any and all rights to demand a trial by jury in any action, suit or proceeding brought against the Borrower or the Project Company by IFC.

      (g) To the extent that either the Borrower or the Project Company may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction such immunity (whether or not claimed) may be attributed to it or its assets, it irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

      (h) Each of the Borrower and the Project Company hereby acknowledges that IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought against IFC in any court of the United States of America. Each of the Borrower and the Project Company hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury.

      (i) To the extent that either the Borrower or the Project Company may, in any suit, action or proceeding brought in any of the courts referred to in subsection (b) above or elsewhere (other than a court in Mexico) arising out of or in connection with this Agreement be entitled to the benefit of any provision of law requiring IFC in such suit, action or proceeding to post security for the costs of the Borrower or the Project Company (cautio judicatum solvi), or to post a bond or to take similar action, each of the Borrower and the Project Company hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the jurisdiction in which such court is located.

      Section 8.06. Disclosure of Information. (a) IFC may disclose any documents or records of, or information about, this Agreement or any other Transaction Document, or the assets, business or affairs of the Borrower to:

            (i)   its outside counsel, auditors and rating agencies,

            (ii) any Person with a participation in or who intends to purchase a participation in a portion of the IFC Loan, and

            (iii) any other Person as IFC may deem appropriate in connection with any proposed sale, transfer, assignment or other disposition of IFC's rights under this Agreement or any other Transaction Document or otherwise for the purpose of exercising any power, remedy, right, authority, or discretion relevant to this Agreement or any other Transaction Document.

      (b) The Borrower acknowledges and agrees that, notwithstanding the terms of any other agreement between the Borrower and IFC, a disclosure of information by IFC in the circumstances contemplated by Section 8.06 (a) does not violate any duty owed to the Borrower under this Agreement or under any such other agreement.

      Section 8.07. Successors and Assignees. This Agreement binds and benefits the respective successors and permitted assignees of the parties. However, neither the Borrower nor the Project Company may, subject to Article IX, assign or delegate any of its rights or obligations under this Agreement without the prior consent of IFC. Any purported assignment or delegation in violation of this Section shall be void.

      Section 8.08. Amendments, Waivers and Consents. Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by the parties.

      Section 8.09 Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.

                                   ARTICLE IX

                                   The Merger

      Section 9.01. Conditions Precedent of the Merger. The Merger shall be subject to the following conditions precedent:

      (a) the Borrower and the Project Company shall provide to IFC no less than six (6) months' prior notice in writing of the Merger;

      (b) the Borrower and the Project Company shall provide to IFC documents in form and substance satisfactory to IFC evidencing that IFC shall receive the Equivalent Percentage of Shares upon the Merger;

      (c) the Borrower and the Project Company shall provide to IFC such other documents as IFC may reasonably request in connection with the Merger;

      (d) the Borrower, the Project Company, and the Sponsor shall execute, acknowledge, deliver or cause to be executed, acknowledged and delivered such further instruments as IFC may reasonably request for perfecting the Security or otherwise to enable the Borrower, the Project Company or the Sponsor to comply with its obligations under the Transaction Documents; and

      (e) IFC shall receive, at the expense of the Project Company, a legal opinion, satisfactory to IFC, from IFC's counsel in Mexico:

            (i) confirming that the Merger is tax-free under the laws of Mexico; all formalities have been fulfilled to ensure that the Project Company shall assume all the obligations of the Borrower under this Agreement, the Security Documents and other Transaction Documents; all formalities have been fulfilled to ensure that the Security is perfected; and

            (ii)  covering such other matters as IFC may reasonably request.

      Section 9.02. Acknowledgment of the Project Company. Without in any way limiting the effect of the Merger under law, the Project Company acknowledges and agrees that, on the Merger Effective Date, each and every obligation and liability of the Borrower under this Agreement shall become the obligation and liability of the Project Company, without any further action by any party hereto or any other Person.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names as of the date first above written.

                        GW SERVICIOS, S.A. DE C.V.

                                  /s/ Thomas P. Loftus
                        By     :  _______________________
                                  Thomas P. Loftus
                        Name:  __________________________
                                  Attorney-in-Fact
                        Title  :  _______________________


                        COMPANIA DE FERROCARRILES CHIAPAS-MAYAB, S.A. DE C.V.

                                  /s/ Thomas P. Loftus
                        By     :  _______________________
                                  Thomas P. Loftus
                        Name:  __________________________
                                  Attorney-in-Fact
                        Title  :  _______________________


                        INTERNATIONAL FINANCE CORPORATION

                                  /s/ Declan J. Duff
                        By     :  _______________________
                                  Declan J. Duff
                        Name:  __________________________
                                  Director
                        Title  :  _______________________